[***] Certain information in this document has been omitted pursuant to Regulation S-K, Item (601)(b)(10). Such omitted information is both (i) not material and (ii) the type that the Registrant customarily and actually treats as private or confidential.

EXECUTION VERSION

Exhibit 10.1

REVENUE INTEREST FINANCING AGREEMENT

by and among

RHYTHM PHARMACEUTICALS, INC.,

as the Company,

ENTITIES MANAGED BY HEALTHCARE ROYALTY MANAGEMENT, LLC, as the Investors,

and

HCR COLLATERAL MANAGEMENT, LLC, as the Investor Representative

Dated June 16, 2022

TABLE OF CONTENTS

Page

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1Defined Terms1

Section 1.2Rules of Construction33

ARTICLE II
REVENUE Interest Financing

Section 2.1Investment Amount35

Section 2.2No Assumed Obligations35

Section 2.3Excluded Assets35

ARTICLE III
Payments On Account OF THE REVENUE INTEREST Financing

Section 3.1Payments on Account of the Revenue Interest Financing36

Section 3.2Lockbox Account; Collection Account; Collection Account Management37

Section 3.3Mode of Payment/Currency Exchange38

Section 3.4Included Product Payment Reports and Record Retention39

Section 3.5Audits39

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Company

Section 4.1Organization41

Section 4.2No Conflicts41

Section 4.3Authorization41

Section 4.4Ownership42

Section 4.5Governmental and Third Party Authorizations42

Section 4.6No Litigation42

Section 4.7Solvency42

Section 4.8No Brokers’ Fees43

Section 4.9Compliance with Laws43

Section 4.10Intellectual Property Matters43

Section 4.11Margin Stock46

Section 4.12Material Contracts46

Section 4.13Bankruptcy47

Section 4.14Office Locations; Names; Bank Accounts47

Section 4.15Permitted Debt47

i

Section 4.16Financial Statements; No Material Adverse Effect48

Section 4.17No Default; No Special Termination Event48

Section 4.18Insurance49

Section 4.19ERISA Compliance49

Section 4.20Subsidiaries49

Section 4.21Perfection of Security Interests in the Collateral49

Section 4.22Sufficiency of Collateral.50

Section 4.23Disclosure50

Section 4.24Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act50

Section 4.25Data Security; Data Privacy51

Section 4.26Compliance of Included Products51

Section 4.27Labor Matters53

Section 4.28EEA Financial Institution53

Section 4.29Taxes53

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE Investor

Section 5.1Organization54

Section 5.2No Conflicts54

Section 5.3Authorization54

Section 5.4Governmental and Third Party Authorizations54

Section 5.5No Litigation.54

Section 5.6No Brokers’ Fees55

Section 5.7Funds Available55

Section 5.8Access to Information55

Section 5.9Tax Status55

ARTICLE VI
Affirmative COVENANTS

Section 6.1Collateral Matters; Guarantors55

Section 6.2Update Meetings56

Section 6.3Notices56

Section 6.4Public Announcement58

Section 6.5Further Assurances59

Section 6.6Imcivree Patent Rights60

Section 6.7Existence60

Section 6.8Commercialization of Imcivree60

Section 6.9Financial Statements61

Section 6.10Certificates; Other Information62

Section 6.11Payment of Obligations63

Section 6.12Maintenance of Properties63

Section 6.13Maintenance of Insurance63

Section 6.14Books and Records64

Section 6.15Use of Proceeds64

Section 6.16ERISA Compliance64

Section 6.17Compliance with Material Contracts64

Section 6.18Compliance with Laws64

Section 6.19Anti-Corruption Laws; Anti-Terrorism Laws64

Section 6.20Data Privacy65

Section 6.21Included Products65

Section 6.22Tax65

ARTICLE VII
NEGATIVE COVENANTS

Section 7.1Liens67

Section 7.2Indebtedness67

Section 7.3Dispositions67

Section 7.4Change in Nature of Business68

Section 7.5Prepayment of Other Indebtedness69

Section 7.6Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments69

Section 7.7Restricted Payments69

Section 7.8Burdensome Actions71

Section 7.9Affiliates72

ARTICLE VIII
THE CLOSINGS

Section 8.1Closing72

Section 8.2Conditions to Second Closing73

Section 8.3Conditions to Third Closing73

Section 8.4Closing Deliverables of the Company73

ARTICLE IX
CONFIDENTIALITY

Section 9.1Confidentiality; Permitted Use76

Section 9.2Exceptions76

Section 9.3Permitted Disclosures77

Section 9.4Return of Confidential Information78

ARTICLE X
INDEMNIFICATION

Section 10.1Indemnification by the Company78

Section 10.2Indemnification by the Investors78

Section 10.3Procedures79

Section 10.4Other Claims79

Section 10.5Exclusive Remedies80

Section 10.6Certain Limitations80

ARTICLE XI
EVENTS OF DEFAULT AND REMEDIES

Section 11.1Events of Default81

Section 11.2Remedies Upon Event of Default83

ARTICLE XII
MISCELLANEOUS

Section 12.1Survival83

Section 12.2Specific Performance84

Section 12.3Notices84

Section 12.4Successors and Assigns85

Section 12.5Independent Nature of Relationship86

Section 12.6Entire Agreement86

Section 12.7Governing Law86

Section 12.8Waiver of Jury Trial87

Section 12.9Severability87

Section 12.10Counterparts87

Section 12.11Amendments; No Waivers88

Section 12.12No Third Party Rights88

Section 12.13Table of Contents and Headings88

Schedule 1Imcrivree

Schedule 1.1-1Knowledge Persons

Schedule 1.1-2Existing Liens

Schedule 1.1-3Product Plan

Schedule 1.1-4 Major European Markets

Schedule 4.6Litigation

Schedule 4.8Broker’s Fees

Schedule 4.10(a)Intellectual Property

Schedule 4.10(k)Patent Rights

Schedule 4.10(q)Third Party Patents

Schedule 4.10(r)Owned Material Intellectual Property

Schedule 4.12(a)Material Contracts

Schedule 4.14(c)Bank Accounts

Schedule 4.15Permitted Debt Facilities

Schedule 4.20Subsidiaries

Schedule 4.26(b)Included Products

Schedule 6.2Additional Information

Schedule 8.3(a)(vi)Expenses

Exhibit AForm of Press Release

Exhibit BCompliance Certificate

Exhibit CExample of Calculation of Included Product Payment Amount

Exhibit DForm of Joinder Agreement

v

REVENUE INTEREST FINANCING AGREEMENT

This REVENUE INTEREST FINANCING AGREEMENT (this “Agreement”) dated as of June 16, 2022 (the “Effective Date”) is by and among RHYTHM PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), the entities managed by HEALTHCARE ROYALTY MANAGEMENT, LLC listed on the signature pages hereto (the “Investors”), and HCR COLLATERAL MANAGEMENT, LLC, a Delaware limited liability company (the “Investor Representative”), solely in its capacity as agent for, and representative of, the Investors.  Each of the Company and the Investors are referred to in this Agreement as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company is developing Imcivree (defined in Section 1.1) for the purposes of sale throughout the world;

WHEREAS, the Company desires to secure financing from the Investors, and the Investors have indicated their willingness to provide financing, upon and subject to the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1Defined Terms.  The following terms, as used herein, shall have the following respective meanings:

“Acquired Debt” means Indebtedness (1) of a Person existing at the time such Person becomes a Subsidiary (which is not also a Guarantor) through the acquisition of the Equity Interests in such Subsidiary, (2) assumed by a Subsidiary (which is not also a Guarantor) in connection with the acquisition by such Subsidiary of assets from such Person or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with any Subsidiary (which is not also a Guarantor), in each case so long as (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, merger, amalgamation or consolidation, as the case may be, (ii) no Special Termination Event, Default or Event of Default shall have occurred and be continuing or would result from such acquisition, merger, amalgamation or consolidation, as the case may be and (iii) the Company does not guarantee or assume any such Indebtedness.

“Additional Amounts” has the meaning set forth in Section 3.1(h).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities entitled to elect the Board of Directors or management board, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Annual Net Revenues” means, with respect to any Calendar Year, the aggregate amount of worldwide Net Revenues for that Calendar Year.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Tiered Percentage” means the percentage based on the applicable portion of Annual Net Revenues, as set forth in the chart below:

Payment Tiers based on Annual Net Revenues	Applicable Tiered Percentage
A. Portion of Annual Net Revenues less than or equal to $125,000,000	11.5%
B. Portion of Annual Net Revenues exceeding $125,000,000 and less than or equal to $300,000,000	7.5%
C. Portion of Annual Net Revenues in excess of $300,000,000	2.5%

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Board of Directors” means (a) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or similar governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Initial Closing Date and ending on the last day of the calendar quarter in which the Initial Closing Date falls, and thereafter each successive period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means (a) for the first such Calendar Year, the period beginning on the Initial Closing Date and ending on December 31 of the calendar year in which the Initial Closing Date occurs, (b) for each calendar year of the Payment Term thereafter, each successive period beginning on January 1 and ending 12 consecutive calendar months later on December 31, and (c) for the last year of the Payment Term, the period beginning on January 1 of the year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

“Camurus License Agreement” means that certain License Agreement, dated as of January 4, 2016, by and between the Company and Camurus AB, a limited liability company organized under the Laws of Sweden, as may be amended, supplemented, restated or otherwise modified from time to time.

“CDA” means that certain letter agreement, dated as of December 3, 2021, by and between HealthCare Royalty Management, LLC and the Company.

“Change of Control” means the occurrence of any of the following events:

(a)any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Company or issuance, sale or exchange of Equity Interests (or similar transaction or series of related transactions) of the Company in which the holders of the Company’s outstanding Equity Interests immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain Equity Interests representing more than 50.0% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Company is the surviving entity,

(b)the sale, transfer, assignment or other disposition of all or substantially all of the assets of the Company;

(c)during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination) or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors;

(d)any “change of control”, “fundamental change” or any comparable term shall occur under the Permitted Debt Facility Document; or

(e)the Company or any of its Subsidiaries grants or transfers the right to Commercialize Imcivree to any Person, other than a Permitted Licensee or as otherwise expressly permitted hereunder.

“Change of Control Payment” means, as of any date of determination, the amount equal to the sum of (i) the Hard Cap less the aggregate of all of the payments of the Company in respect of the Revenue Interests (including any Under Performance Payment) made to the Investors prior to such date, plus (ii) any other Obligations payable by the Company Parties under this Agreement and the other Transaction Documents (if any).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” means the Initial Closing Date, the Second Closing Date or the Third Closing Date, as applicable.

“Collateral” means all of each Company Party’s right, title and interest in, to and under the following, whether now owned or hereafter acquired:

(a)Imcivree;

(b)the Material Contracts and any other contracts relating to Imcivree to which any Grantor is a party;

(c)the Intellectual Property rights relating to Imcivree throughout the world (including, for the avoidance of doubt, the Imcivree Patent Rights);

(d)the supplemental New Drug Application relating to Imcivree and any other Drug Applications in other countries or regions relating to Imcivree (including all Drug Applications relating to Imcivree filed with the EMA or the MHRA);

(e)gross receivables of the Company and its Subsidiaries with respect to Imcivree;

(f)the Lockbox Accounts, Collection Account and all rights (contractual and otherwise and whether constituting accounts, contract rights, financial assets, cash, investment property or general intangibles) arising under, connected with or in any way related to the Collection Account and the Lockbox Account, in each case to the extent holding any receivables with respect to Imcivree;

(g)all of the Equity Interests in the Guarantors;

(h)to the extent that any Subsidiary that owns any portion of any asset relating to Imcivree is organized as a Massachusetts Securities Corporation, all of the Equity Interests in such Subsidiary;

(i)any asset or property relating to Imcivree in any material respect that is now owned or may be acquired by any Grantor after the Initial Closing Date that is necessary for the Commercialization of Imcivree; and

(j)all proceeds resulting from the assets described in each of the foregoing clauses.

For the avoidance of doubt, “Collateral” does not include any product other than Imcivree that may be developed or marketed by the Company or any of its Subsidiaries in the future, or any Material Contract relating to such other product.

“Collateral Documents” has the meaning ascribed thereto in the Security Agreement.

“Collection Account” means one Deposit Account per Company or Guarantor, as applicable, established and maintained at any Depositary Bank solely for the purpose of receiving remittances from the Lockbox Account of proceeds of accounts and royalty receivables of the Company arising from sales of the Included Products or Other Royalty Payments and disbursement thereof as provided herein, and any successor Collection Account entered into in accordance with Section 3.2(d).

“Commercialization” means, on a country by country basis, any and all activities with respect to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of Included Products accordance with the Product Plans in a country after Marketing Authorization for an Included Product in that country has been obtained, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Included Product, importing, exporting or transporting the Included Product for sale, and regulatory compliance with respect to the foregoing, in each case in accordance with the Product Plans.  When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable and Diligent Efforts” means, with respect to the efforts to be expended with respect to Imcivree in any country or regulatory jurisdiction, such efforts and resources normally used by a reasonably prudent company in the biotechnology industry of a size and product portfolio comparable, and with similar resources available, to the Company and its Affiliates in the biopharmaceutical industry, taken as a whole, in such applicable country or jurisdiction, which pharmaceutical product is owned or licensed in the same manner as Imcivree, which pharmaceutical product is at a similar stage in its product life and of similar market and profit potential as Imcivree, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in such country or jurisdiction, pricing/reimbursement for the pharmaceutical product in such country or jurisdiction relative to other countries and jurisdictions, the Intellectual Property and regulatory protection of the pharmaceutical product in such country or jurisdiction, the regulatory structure in such country or jurisdiction and the profitability of the pharmaceutical product in such country or jurisdiction, all as measured by the facts and circumstances in existence at the time such efforts are due.

“Company” has the meaning set forth in the preamble.

“Company Account” means any account established by the Company or its Subsidiaries that is not subject to the Deposit Agreement.

“Company Indemnification Cap” has the meaning set forth in Section 10.6(a).

“Company Indemnification Obligations” has the meaning set forth in Section 10.1.

“Company Indemnified Party” has the meaning set forth in Section 10.2.

“Company Party” means any of the Company, the Guarantors and the Pledged Subsidiaries.

“Comparable Yield” has the meaning set forth in Section 6.22(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, the reports provided pursuant to Section 3.4 and any notices or other information provided pursuant to Section 6.3), either directly or indirectly, and including any materials prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s technology, products and services, and any business, financial or customer information relating to a Party.  The existence and terms of this Agreement shall be deemed the Confidential Information of both Parties.  For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the CDA shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of ARTICLE IX.

“Contract” means any contract, agreement, commitment, instrument, license, sublicense, subcontract, real or personal property lease or sublease, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contractual Obligation” means, as to any obligation arising under any Contract.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by Law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression; and (b) all copyright rights under the copyright Laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), investment account or other account in which funds are held or invested to or for the credit or account of any Party.

“Deposit Agreement” means the deposit account control agreement entered into by the Depositary Bank, the Investor Representative and the Company (and any Permitted Debt Creditors, if applicable), which shall be in form and substance reasonably acceptable to the Investor Representative and the Company, as amended, supplemented or otherwise modified from time to time and any replacements thereof.

“Depositary Bank” means such bank account specified to Investor Representative in writing by the Company on or prior to the Closing Date or such other bank or financial institution approved by the Investor Representative and the Company, including any successor Depositary Bank appointed pursuant to Section 3.2(d).

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, out-license, lease or other disposition (including any sale and leaseback transaction or any issuance by any Subsidiary of its Equity Interests other than to a Company Party) of any property included in the Collateral (or owned by any Pledged Subsidiary and relating to Imcivree) or any economic interest in the Collateral by any Company Party or any Affiliate of the Company, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of the business of the Company and its Affiliates, (c) any sale, lease, license, transfer or other disposition of property to any Company Party, (d) the abandonment or other disposition of Intellectual Property that is not material or are no longer used or useful in any material respect to the business of the Company and its Affiliates, (e) licenses, sublicenses, leases or subleases (other than relating to Intellectual Property, in each case) granted to third parties in the ordinary course of business and not interfering with the business of the Company and its Affiliates, (f) any Involuntary Disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, Intellectual Property) in settlement of, or to make payment in satisfaction of, any property or casualty insurance, (g) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (h) Permitted Licenses, (i) sales, leases, licenses, transfers or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property, (j) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Company Party in order to qualify members of the governing body of such Subsidiary if required by Applicable Law, (k) dispositions of cash and cash equivalents, in each case, in the ordinary course of business and (l) the sale, lease, license, transfer or other disposition of any asset among non-Company Parties.  It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include any license of Imcivree or owned by any Pledged Subsidiary and relating to Imcivree (or any Intellectual Property associated therewith) other than Permitted Licenses.

“Disputes” has the meaning set forth in Section 4.10(k).

“Disqualified Capital Stock” means any Equity Interests that (i) by its terms, (ii) by the terms of any security into which it is convertible or for which it is exchangeable, or (iii) by Contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed, or is redeemable at the option of the holder thereof, in any such case on or prior to the date that is 91 days after the Legal Maturity Date; provided that only the portion of Equity Interests (or portion of security into which it is convertible or for which it is exchangeable) which is, or upon the happening of any event or passage of time would be, required to be redeemed, or is redeemable at the option of the holder thereof, on or prior to such date will be deemed to be Disqualified Capital Stock; and provided further that if such Equity Interests are issued to any plan for the benefit of directors, managers, employees, officers or consultants of the Company or its Subsidiaries or by any such plan to such directors, managers, employees, officers or consultants, such Equity Interests shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.  Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the redemption or repurchase of such Equity Interests upon the occurrence of a Change of Control, fundamental change or an asset sale will not constitute Disqualified Capital Stock if the “asset sale,” “fundamental change” or “Change of Control” provisions applicable to such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) having been irrevocably paid in full in cash.

“Dollar” or the sign “$” means United States dollars.

“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state of the United States or the District of Columbia.

“Drug Application” means an application for Regulatory Approval to market, sell and distribute a drug or product in a country or region, including (a) a New Drug Application, (b) any corresponding foreign application in any country or jurisdiction in the world, including, with respect to the EEA, an application for a Marketing Authorization filed with the EMA, the MHRA or with the applicable Regulatory Agency of a country in the European Union with respect to the mutual recognition or any other national approval procedure, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“EEA” means the European Economic Area and the United Kingdom.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in the preamble hereto.

“EMA” means the European Medicines Agency or any successor agency or authority thereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Company or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the determination that any Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA or is insolvent, within the meaning of Section 4245 of ERISA, or has been terminated, within the meaning of Section 4041A of ERISA, (g) the determination that any Pension Plan is in at-risk status within the meaning of Section 303 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events set forth in Section 11.1.

“Event of Default Payment” means, as of any date of determination, the amount equal to the sum of (i) the Hard Cap less the aggregate of all of the payments of the Company in respect of the Revenue Interests (including any Under Performance Payment) made to the Investors prior to such date, plus (ii) any other Obligations due and payable by the Company Parties under this Agreement and the other Transaction Documents (if any).

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.2.

“Excluded Taxes” means (i) Taxes imposed on or measured by the Investor’s net income, however denominated, franchise (and similar) Taxes imposed in lieu of net income Taxes, and branch profits Taxes (or any similar Taxes), in each case, imposed by any jurisdiction as a result of the Investor being organized in or having its principal office in such jurisdiction, or as a result of any other present or former connection between the Investor and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing this Agreement, (ii) Taxes attributable to the failure of the Investor to deliver any documentation reasonably requested by the Company that the Investor is legally eligible to deliver, (iii) any U.S. federal withholding Taxes imposed on any payment by or on account of any obligation of any Company Party hereunder to an Investor pursuant to a Law in force at the time such Investor becomes a party hereto (or designates a new funding office), except to the extent that such Investor (or its assignor, if any) was entitled, immediately prior to the designation of a new funding office (or assignment), to receive Additional Amounts with respect to such withholding Tax pursuant to Section 6.22(c), and (iv) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and that implement such Sections of the Internal Revenue Code.

“FCPA” has the meaning set forth in Section 4.24(b).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“French Subsidiary” means Rhythm Pharmaceuticals France SAS, a company organized under the laws of France.

“Fundamental Representations” means those representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (No Conflicts), Section 4.2(a) (Authorization), Section 4.4 (Ownership), Section 4.8 (No Broker’s Fees), Section 4.10 (Intellectual Property Matters) (except for Section 4.10(p)) , Section 4.13 (Bankruptcy), Section 4.21 (Perfection of Security Interests), Section 4.22 (Sufficiency of Collateral), Section 4.24 (Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act) and Section 6.22 (Tax).

“GAAP” means generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States from time to time (consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Financial Statements), and any successor thereto; provided that if a transition in such generally accepted accounting principles would substantively change the recognition of revenue with respect to Net Revenues (defined as of the Effective Date) and its calculation as set forth in this Agreement, then the Parties shall mutually agree to amendments to this Agreement in order to cause the amount of Revenue Interests as determined after giving effect to such transition in generally accepted accounting principles to be substantially the same as the amount of Revenue Interests as determined under generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States as of the Effective Date.

“German Subsidiary” means Rhythm Pharmaceuticals Germany GmbH, a company organized under the laws of Germany.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA, the EMA, the MHRA and any other government authority in any jurisdiction.

“Grantors” means the Company and the Guarantors.

“Guarantors” means (i) subject to Section 6.23 of this Agreement, the German Subsidiary, (ii) subject to Section 6.23 of this Agreement, the French Subsidiary and (iii) any other Subsidiary of the Company that executes and delivers a Joinder Agreement pursuant to Section 6.1 once such Subsidiary has recognized revenue from the sale or distribution of Imcivree.

“Guaranty” means a customary guaranty attached to the Security Agreement, to be executed in favor of the Investor Representative, for the benefit of the Investors, by the Company and each of the Guarantors, as amended or modified from time to time in accordance with the terms hereof.

“Hard Cap” means the percentage based Investment Amounts, as set forth in the chart below:

Received by:	Specified Percentage for Hard Cap
[***] 2028	185%
[***]	200%
[***]	225%
[***] 2032	250%

“Imcivree” means the compound described on Schedule 1 and any pharmaceutical or biological composition containing setmelanotide, including any modifications or improvements thereto and any other product that directly competes with or replaces Imcivree that may be developed or marketed by the Company or any of its Subsidiaries, including any products or product candidates that are being developed by the Company or any of its Subsidiaries as of the date of this Agreement.

“Imcivree Patent Rights” means the Owned Imcivree Patent Rights and the Licensed Imcivree Patent Rights.

“Included Product” means Imcivree and any other product that may be developed or marketed by any Company Party. For clarity, references in this Agreement to “an” Included Product or to “the” Included Product(s) refer to any Included Product(s).

“Included Product Payment Amount” means, for each Calendar Quarter, an amount equal to the Applicable Tiered Percentage multiplied by the Quarterly Net Revenues for such Calendar Quarter.  For clarity, the Applicable Tiered Percentage used to calculate the Included Product Payment Amount for a given Calendar Quarter will be based on the aggregate Net Revenues billed or invoiced in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year.  The Included Product Payment Amount for each Quarterly Payment Date shall be determined in a manner consistent with the example of such calculation set forth in Exhibit C.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (except (i) trade accounts payable that arise in the ordinary course of business, (ii) payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition), (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among the Company and its Affiliates shall not constitute Indebtedness. For the avoidance of doubt no Permitted Warrant Transaction shall constitute Indebtedness.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Company Party under this Agreement, other than Excluded Taxes.

“Initial Closing” has the meaning set forth in Section 8.1(a).

“Initial Closing Date” has the meaning set forth in Section 8.1(a).

“Initial Investment Amount” has the meaning set forth in Section 2.1(a).

“Instruction to Payors” has the meaning set forth in Section 3.2(a).

“Intellectual Property” means all intellectual property, including but not limited to all proprietary information, Trade Secrets, Know-How, utility models; Confidential Information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto, Patents, registered or unregistered Trademarks, trade names and service marks (including all goodwill associated therewith), registered and unregistered Copyrights and all applications thereof.

“Interim Financial Statements” means the unaudited, condensed and consolidated balance sheets of the Company and its Subsidiaries for the 3 month period ended March 31, 2022, and the related condensed and consolidated statements of operation and comprehensive Loss, stockholders’ equity and cash flows for such period of the Company and its Subsidiaries, including the notes thereto.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Amount” means the aggregate of the Initial Investment Amount and, if funded pursuant to Section 2.1(b), the Second Investment Amount and, if funded pursuant to Section 2.1(c), the Third Investment Amount.

“Investor” or “Investors” means the Persons identified as an “Investor” on the signature pages hereto and their successors and assigns.

“Investor Account” means such account as designated by the Investor Representative to the Company in writing from time to time.

“Investor Indemnification Obligations” has the meaning set forth in Section 10.2.

“Investor Indemnified Party” has the meaning set forth in Section 10.1.

“Investor Representative” has the meaning set forth in the preamble.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Party or any of its Subsidiaries.

“Ipsen License Agreement” means that certain License Agreement dated February 26, 2010, by and between the Company and Ipsen Pharma S.A.S., a French corporation, as may be amended, supplemented, restated or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered by each Subsidiary in accordance with the provisions of Section 6.1.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to the Company, (a) for purposes of ARTICLE IV, the knowledge, after due inquiry, as of the date of this Agreement, of any of the officers of the Company identified on Schedule 1.1-1, and (b) for all other purposes of this Agreement, the knowledge, after due inquiry, as of a specified time, of any of the officers of the Company identified on Schedule 1.1-1 or any successor to any such officer holding the same or substantially similar officer position at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, in each case, having the force of law.

“Legal Maturity Date” means the date that is the 12 year anniversary of the Initial Closing Date.

“License Agreement” means any Contract pursuant to which a Third Party to whom the Company or any Affiliate of the Company grants a license or sublicense (or any Third Party to whom such Third Party grants a license or sublicense) to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize such Included Product under the applicable Contract.

“Licensee” means, with respect to any Included Product, a Third Party to whom the Company or any Affiliate of the Company has granted a license or sublicense (or any Third Party to whom such Third Party has granted a license or sublicense) to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize such Included Product under the applicable License Agreement.

“Licensed Imcivree Patent Rights” means all Patent Rights that relate to Imcivree and are licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Lockbox Account” means one Deposit Account per Company or Guarantor, as applicable, established and maintained at any Depositary Bank solely for the purpose of receiving remittance of proceeds of accounts and royalty receivables of the Company arising from sales of Included Products or Other Royalty Payments and disbursement thereof as provided herein, and any successor Lockbox Account entered into in accordance with Section 3.2(d).

“Loss” means any loss, assessment, award, cause of action, claim, charge, Tax, cost, expense (including reasonable expenses of investigation and reasonable attorneys’ fees), fine, judgment, liability, obligation or penalty; provided, however that Loss shall not include any lost profits or revenue or consequential, punitive, special or incidental damages except (a) the amount of any Revenue Interests that are not received by Investor Representative (on behalf of the Investors) due to failure by any Third Party to make payment thereof (other than resulting from any matter described in Section 10.1, Section 10.2, Section 10.3 or Section 10.4) and (b) any lost profits or revenue or consequential, punitive, special or incidental damages awarded or payable by an Investor to a Third Party in connection with a claim or action for which the Company is required to indemnify the Investors pursuant to Section 10.1.

“Major European Markets” means the countries set forth on Schedule 1.1-4.

“Marketing Authorization” means, with respect to an Included Product, the Regulatory Approval required by Applicable Law to sell such Included Product in a country or region, including, to the extent required by Applicable Law for the sale of such Included Product, all pricing approvals and government reimbursement approvals.

“Massachusetts Securities Corporation” means any Subsidiary that is classified as a “security corporation” under Massachusetts General Law c. 63, § 38B and that meets the requirements of that section for the year in question.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Investors under any Transaction Document to which it is a party or a material impairment in the perfection or priority of the Investors’ security interests in the Collateral, (c) an impairment of the ability of the Company Parties (taken as a whole) to perform their respective obligations under the Transaction Documents that could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company Party of any Transaction Document, when taken as a whole, to which it is a party, or (e) an adverse effect (other than a de minimis effect) on the timing, amount or duration of payments due in respect of Net Revenues in accordance with the Transaction Documents or the right of the Investors to receive payments due in respect of Net Revenues that was as a result of any action or inaction by the Company or any of its Subsidiaries.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means (i) the Ipsen License Agreement, (ii) the Camurus License Agreement, (iii) the Rarestone License Agreement and (iv) any License Agreement entered into by the Company or any of its Subsidiaries for the Commercialization of Imcivree anywhere in the world.

“MHRA” means the United Kingdom’s Medicines and Healthcare products Regulatory Authority.

“Minimum Multiple” means the multiples of the then-current Investment Amount as set forth in Column A of the chart in Section 3.1(b).

“Minimum Return Date” means the date on which the Investors have received aggregate payments on account of the Revenue Interest equal to 120% of the Investment Amount.

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding 5 plan years, has made or been obligated to make contributions.

“Net Revenues” means the Net Sales, Other Royalty Payments and any other payments made in lieu of the sale of any Included Product (to the extent such payments are not included in the Net Sales or Other Royalty Payments) recognized as revenue by the Company and its Subsidiaries in accordance with GAAP.

“Net Sales” means, with respect to the Included Product, the gross amount recognized as revenue by the Company and its Subsidiaries in accordance with GAAP in respect of sales or other Dispositions of the Included Product by the Company, its Affiliates or (with respect to the U.S. and the EEA) Licensees (or any permitted assignee or transferee hereunder) (but not including sales to an Affiliate or Licensee unless the Affiliate or Licensee is the ultimate end user of the Included Product; provided that for purposes of this Net Sales definition, a Third Party distributor to which the Company has sold Included Product for no less than wholesale value shall be considered an “end user”, and sales by such distributor to any Third Parties shall not be included in Net Sales), less the following deductions to the extent included in the gross amount recognized as revenue by the Company and its Subsidiaries in accordance with GAAP:  (a) rebates, credits or allowances actually granted for damaged or defective products, returns or rejections of Included Products or recalls, or for retroactive price reductions and billing errors; (b) normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to Third Parties in the ordinary course of business; (c) excise Taxes, sales Taxes, duties, VAT Taxes and other Taxes to the extent imposed upon and paid with respect to the sales price, and a pro rata portion of pharmaceutical excise Taxes imposed on sales of pharmaceutical products as a whole and not specific to Included Products (such as those imposed by the U.S. Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148, as amended) (and excluding in each case national or local Taxes based on income); (d) freight, postage, shipping and shipping insurance expense and other transportation charges directly related to the distribution of the Included Product; (e) distribution services agreement fees and other similar amounts allowed or paid to Third Party distributors, including specialty distributors of the Included Product, (f) rebates made with respect to sales paid for by any Governmental Authority (including, without limitation, Medicaid and Medicare), their agencies and purchasers and reimbursers, managed health care organizations, or to trade customers; (g) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Included Product; (h) any invoiced amounts that are not collected by the Company, its Affiliates or Licensees, including bad debts; and (i) any customary or similar payments to the foregoing (a) – (h) that apply to the sale or Disposition of pharmaceutical products.

“New Drug Application” means a new drug application submitted to the FDA under 21 U.S.C. § 355(b) and all amendments or supplements thereto.

“Obligations” means all liabilities, obligations, covenants and duties of any the Company Parties arising under this Agreement or any other Transaction Document with respect to the payment of the Revenue Interest (including any Under Performance Payment) up to the Hard Cap, any Special Termination Amount and the obligations of the Company to pay any interest accrued on any unpaid Revenue Interests or unpaid portion of the Event of Default Payment and reimburse or indemnify the Investors for any Losses incurred by the Investors in connection with the enforcement of its rights under this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as may be amended from time to time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Royalty Payments” means, without duplication, any partnership distributions, royalty payments, upfront payments, milestone payments or similar payments or any other amounts payable by the Licensees to the Company or its Affiliates under or in respect of the applicable License Agreement or any other amounts or proceeds arising from the applicable License Agreement other than: (a) payments by the Licensees for payment or reimbursement of expenses, including patent prosecution, defense, enforcement or maintenance expenses in respect of any Intellectual Property; (b) the fair market value of payments received by Company from a Licensee for any debt and/or equity securities or instruments issued by Company, or payments for an acquisition of all or substantially all of its assets that include the assignment of this Agreement; (c) funds received from a Licensee as a reimbursement of expenses for bona fide research and development of Included Products (including payments for full-time employees, clinical development and manufacturing expenses); (d) currently unrecognized revenue from any cash payments received on or before the Initial Closing Date under lease agreements in effect as of the Initial Closing Date; and (e) royalty payments payable by any Licensee to the Company or any of its Affiliates with respect to Net Sales by any such Licensee in the U.S. or the Major European Markets (to the extent that end user sales by such Licensees would be recognized as Net Sales hereunder if such sales had been made by the Company or any of its Subsidiaries).

“Owned Imcivree Patent Rights” means Patent Rights relating to Imcivree which are owned by the Company or its Subsidiaries.

“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Patent Rights” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom or from an application claiming priority therefrom) and all patent term extensions, supplementary protection certificates, reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“Payment Term” means the time period commencing on the Initial Closing Date and expiring on the date upon which the Investor Representative has received in full (i) cash payments in respect of the Revenue Interests totaling, in the aggregate, the Hard Cap and (ii) any other Obligations payable by the Company Parties under this Agreement and the other Transaction Documents.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Company’s or any Subsidiary’s business or to comply with any Applicable Laws, and those issued by state governments for the conduct of the Company’s or any Subsidiary’s business.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Company’s common stock (or other securities or property following a merger event or other change of the common stock of the Company) purchased by the Company in connection with the issuance of any Permitted Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by borrower from the issuance of such Permitted Convertible Notes in connection with such Permitted Bond Hedge Transaction.

“Permitted Convertible Notes” means unsecured Indebtedness of the Company to be issued in the form of notes that are convertible into a number (subject to customary anti-dilution adjustments, “make whole” increases and other customary changes thereto) of shares of common stock of the Company (or other securities or property following a merger event or other change of the common stock of the Company), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or other securities); provided that: (i) such convertible notes shall not be guaranteed by any Subsidiary of the Company that is a Guarantor or any Subsidiary the Equity Interests of which are pledged to the Investors, (ii) the aggregate of the principal amounts of such convertible notes shall not exceed [***]% of the market capitalization of the Company (determined at the time of signing of the definitive agreement for the purchase or sale of such convertible notes) and (iii) such convertible notes shall not have a maturity date earlier than the 7th anniversary of the Initial Closing Date.

“Permitted Convertible Notes Creditors” means the lenders or holders of Permitted Convertible Notes.

“Permitted Debt” means any of the following Indebtedness of the Company and its Subsidiaries (which, for purposes of determining whether such Indebtedness exceeds any maximum amount provided in the applicable clause below, shall be calculated on a consolidated basis with respect to the Company and its Subsidiaries):

(a)the Indebtedness of the Company and its Subsidiaries in respect of any Permitted Debt Facility;

(b)Indebtedness under the Transaction Documents;

(c)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)Guarantees of the Company and its Subsidiaries in respect of Indebtedness and other obligations of the Company and any Subsidiary otherwise expressly permitted hereunder;

(e)Indebtedness incurred by the Company or its Subsidiaries consisting of (i) the financing of the payment of insurance premiums (ii) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business or consistent with past practice, (iii) deferred compensation or equity based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business and (iv) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(f)Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(g)Indebtedness in respect of performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees and other similar bonds or guarantees, trade Contracts, government Contracts and leases, in each case, incurred in the ordinary course of business but excluding Guaranties with respect to any obligations for borrowed money;

(h)Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business provided that such Indebtedness is extinguished within five (5) Business Days of notification to the Company of its incurrence and (ii) Treasury Management Arrangements;

(i)(i) Indebtedness of the Company or any Subsidiary of the Company supported by a letter of credit issued pursuant to any Permitted Debt Facility in an amount not in excess of the stated amount of such letter of credit, and (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business; provided, that, the aggregate outstanding amount of such letters of credit issued under clause (ii) above shall not exceed $[***] at any time outstanding;

(j)judgments, decrees, attachments or awards (to the extent that they would be deemed Indebtedness) that do not constitute an Event of Default;

(k)Indebtedness in the form of (i) guarantees of loans and advances to officers, directors, consultants, managers and employees, in an aggregate amount not to exceed $[***] at any one time outstanding, and (ii) reimbursements owed to officers, directors, managers, consultants and employees of the Company or any Subsidiary for business expenses of the Company or any Subsidiary;

(l)Indebtedness consisting of obligations to make payments to current or former officers, directors and employees of the Company or any of its Subsidiaries, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Equity Interests of the Company or any of its Subsidiaries to the extent such cancellation, purchase or redemption is permitted under Section 7.7;

(m)the incurrence by the Company or any Subsidiary of Indebtedness arising from agreements providing for indemnification, holdback, earnout, adjustment of purchase price, working capital adjustments or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business or assets of the Company or any Subsidiary or Equity Interests of a Subsidiary that is not prohibited under this Agreement;

(n)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $[***] at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of (or the repair, improvement or constructions costs for) the asset(s) financed and (iii) no such Indebtedness shall be refinanced, renewed or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, renewal or extension;

(o)Indebtedness in respect of hedging agreements; provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(p)other unsecured Indebtedness not otherwise permitted hereunder, provided that under no circumstances shall the aggregate outstanding principal amount of such Indebtedness permitted shall not exceed $[***];

(q)secured or unsecured revolving line(s) or credit (secured only by accounts receivable and inventory and assets which are unrelated to Imcivree) in an amount not to exceed $[***];

(r)to the extent constituting Indebtedness, the grant of any indefeasible right of use or similar arrangements, including put rights granted in connection therewith;

(s)Indebtedness incurred to refinance the Permitted Debt set forth in any of clauses (a) through (e); provided that the type and amount of such refinancing Indebtedness is permitted under such clause;

(t)Indebtedness secured by Liens of any of the types described under clauses (c), (d) and (f) of the definition of Permitted Liens, but only to the extent of the Indebtedness related thereto; and

(u)Acquired Debt provided that prior to the Minimum Return Date, the aggregate outstanding amount of all of the Acquired Debt shall not exceed $[***] at any one time outstanding;

(v)the Indebtedness set forth on Schedule 4.15.

“Permitted Debt Creditors” means the lenders or noteholders, and any administrative agent, collateral agent, security agent or similar agent under any Permitted Debt Facility.

“Permitted Debt Facility” means an unsecured credit facility provided under the Permitted Convertible Notes.

“Permitted Debt Facility Documents” means the documents relating to the Permitted Convertible Notes.

“Permitted Licensee” means a Third Party counterparty to a Permitted License.

“Permitted Licenses” means, collectively, (a) licenses of over-the-counter software that is commercially available to the public, (b) non-exclusive and exclusive licenses for the use of the Intellectual Property of the Company or any of its Subsidiaries entered into in the ordinary course of business, including nonexclusive license entered into in the ordinary course of the Company’s business in the development, manufacture and/or Commercialization of Imcivree or the distribution of Imcivree in the United States, (c) licenses of Imcivree outside the United States and the Major European Markets provided, that, with respect to each such license described in clause (b) or (c), (i) no Special Termination Event, Default or Event of Default has occurred or is continuing at the time of entry into such license, (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment from the Company or its Affiliates to a Third Party of any Intellectual Property that, at the time of execution of such license, comprises a portion of the Collateral or the assets of the Pledged Subsidiaries relating to Imcivree, and do not restrict the ability of the Company or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign or otherwise transfer such Intellectual Property (in each case other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of the Company or any Subsidiary (as applicable) to pledge, grant a Lien on or assign any such Intellectual Property) and (iii) in the case of any exclusive license to Commercialize Imcivree outside the United States and the Major European Markets, (A) the Company delivers to the Investor Representative a copy of the final executed exclusive license promptly upon consummation thereof, subject to reasonable redaction to comply with obligations of confidentiality, and (B) may be exclusive in respects other than geographical area and may be exclusive as to geographical area only as to geographical areas outside of the United States and the Major European Markets and (iv) all Other Royalty Payments that are payable to the Company or any of its Subsidiaries thereunder are paid or promptly transferred to a Lockbox Account; (d) any license granted to any Third Party for the manufacture of any Included Product or otherwise granted to a vendor or service provider in order to provide services for the benefit of the Company or its Affiliates; and (e) any sponsored research or similar agreement providing for the development of an Included Product that does not grant Commercialization rights to such Included Product. It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted License” include any exclusive license to Commercialize Imcivree (or any Intellectual Property associated therewith) in the United States or the Major European Markets (or, in each case, any state or other political subdivision thereof), and a “Permitted License” may include a nonexclusive license to a Third Party in the ordinary course of the Company’s business in the import, export, manufacture, make, use, sale, offer for sale, promotion or distribution of such Included Products so long as such nonexclusive license does not grant to any Third Party the right to sell, offer for sale, market or promote such Included Product on a royalty payment basis, profit sharing basis or any other similar payment structure.

“Permitted Liens” means:

(a)Liens created in favor of the Investor Representative, for the benefit of the Investors, pursuant to the Transaction Documents;

(b)Liens incurred by the Investors;

(c)Liens in respect of property of the Company imposed by Applicable Law which were incurred in the ordinary course of business and do not secure Indebtedness, such as carriers’, warehousemen’s, distributors’, wholesalers’, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business and secure payment obligations  (i) not then due, (ii) if due, not yet overdue by more than 30 days, (iii) that if overdue by more than 30 days, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (iv) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and Contracts (other than for borrowed money) entered into in the ordinary course of business, other than any Lien imposed by ERISA which has resulted or would result in liability, together with any other Lien imposed by ERISA, in an aggregate amount in excess of $[***];

(e)Liens for Taxes, assessments and governmental charges that are not delinquent or remain payable without penalty or that are being contested in good faith and with due diligence by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(f)banker’s Liens for collection or rights of set off or similar rights and remedies as to Deposit Accounts or other funds maintained with depositary institutions; provided that such Deposit Accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company in excess of those required by applicable banking regulations;

(g)Liens on assets that do not constitute (i) Collateral or (ii) the assets of the Pledged Subsidiaries relating to Imcivree;

(h)Liens in favor of the Company or any Subsidiary;

(i)Liens on property or Equity Interests of another Person existing at the time of acquisition or such other Person becoming a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger, amalgamation or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary of the Company and provided, further that such Liens were granted to secure repayment of Acquired Debt;

(j)Liens on Equity Interests of Subsidiaries that are not (i) Guarantors or (ii) Pledged Subsidiaries;

(k)Liens existing on the date of this Agreement and set forth on Schedule 1.1-2;

(l)Liens securing Indebtedness permitted to be incurred under clause (p) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its Affiliates;

(m)customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services;

(n)Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;

(o)Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r)any interest or title of a lessor or licensor under any lease, sublease, license or sublicense entered into by the Company or any Subsidiary entered into in the ordinary course of its business;

(s)Liens on cash collateral securing hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes; and

(t)Liens securing or arising out of judgments, decrees, orders, awards or notices of lis pendens and associated rights related to litigation with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired, and Liens on litigation proceeds securing obligations to pay expenses incurred in connection with such litigation and Liens arising from judgments, decrees, attachments or awards that do not constitute an Event of Default;

(u)Liens in favor of collecting or payor banks having a right of Set-off, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(v)Liens on equipment or inventory of the Company or any Subsidiary granted in the ordinary course of business to the Company’s or such Subsidiary’s supplier at which such equipment or inventory is located;

(w)Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments and other precautionary UCC financing statements or similar filings;

(x)Liens on any assets held by a trustee (i) under any indenture or other debt instrument where the proceeds of the securities issued thereunder are held in escrow pursuant to customary escrow arrangements pending the release thereof, and (ii) under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(y)Liens of (i) a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any analogous statutory provision of applicable foreign Law) on items in the course of collection and which arise from general banking conditions, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(z)survey exceptions, encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; and

(aa)Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Company with respect to (i) the settlement, satisfaction, compromise or resolution or judgments, litigation, arbitration or other Disputes and (ii) any commercial Contracts for manufacturing, production and other service arrangements entered into in the ordinary course of business.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Company’s common stock (or other securities or property following a merger event or other change of the common stock of the Company) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Personal Information” has the meaning set forth in Section 4.25(b).

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is maintained for employees of the Company or, in the case of any Pension Plan, any ERISA Affiliate or to which the Company or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Subsidiaries” has the meaning set forth in Section 6.1.

“Product Plan” means the key manufacturing, marketing, sale and product development and research plans with respect to Imcivree set forth on Schedule 1.1-3.

“Proprietary Databases” means any material non-public proprietary database or information repository.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation.

“Purpose” has the meaning set forth in Section 9.1.

“Quarterly Net Revenues” means, with respect to any Calendar Quarter, the aggregate amount of Net Revenues for that Calendar Quarter.

“Quarterly Payment Date” means, with respect to a Calendar Quarter, the date that is 45 days following the end of each Calendar Quarter after the Initial Closing Date (provided if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day, and provided, further, that for such Calendar Quarter ending December 31, the Quarterly Payment Date shall mean the date that is 90 days following the end of each such Calendar Quarter).

“RareStone License Agreement” means that certain Exclusive License Agreement, dated December 3, 2021, by and between the Company and RareStone Group Ltd., a limited company registered in Grand Cayman.

“Recipient” has the meaning set forth in Section 9.1.

“Reference Date” means the reference dates set forth in the Column B of the chart in Section 3.1(b).

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all approvals, registrations, certificates, authorizations, Permits and supplements thereto pursuant to which the Included Product may be marketed, sold and distributed in a country or region, issued by the appropriate Regulatory Agency.

“Regulatory Milestone Event” means the receipt by the Company of Marketing Authorization in the EEA for Imcivree for use in certain patients with Bardet-Biedl Syndrome on or prior to June 30, 2023.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, general counsel or treasurer of a Company Party and, solely for purposes of the delivery of certificates pursuant to this Agreement, the secretary or any officer appointed by the Board of Directors of a Company Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Company Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Company Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Company Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding and (d) any payment made in cash to the holders of Permitted Debt under the Permitted Debt Facility Documents in excess of the original principal (or notional) amount thereof, interest thereon and any fees due thereunder.

“Revenue Interests” means all of the Company’s rights, title and interest in and to, free and clear of any and all Liens, that portion of the Annual Net Revenues of the Company in an amount equal to the Included Product Payment Amount for each Calendar Quarter during the Payment Term.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Included Products.

“Sales Milestone Event” means that Net Sales of Imcivree between July 1, 2022 and September 30, 2023 shall have been equal to or greater than $[***].

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor agency or authority thereto.

“Second Closing” has the meaning set forth in Section 8.1(b).

“Second Closing Date” has the meaning set forth in Section 8.1(b).

“Second Investment Amount” has the meaning set forth in Section 2.1(b).

“Securities Account” means a “securities account” (as defined in Article 8 of the UCC) or other account to or for the credit or account of any Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Security Agreement” means a security agreement dated as of the Initial Closing Date executed in favor of the Investor Representative, for the benefit of the Investors, by the Company and each of the Guarantors, as amended or modified from time to time in accordance with the terms hereof.

“Set-off” means any set-off, off-set, reduction or similar deduction.

“Special Maturity Payment Amount” means, as of the Legal Maturity Date, the sum of (A) the Investment Amount minus the aggregate of all of the payments received by the Investor Representative in respect of the Revenue Interests (including the Under Performance Payments) and (B) the amount that the Investors would need to receive to yield an internal rate of return on the Investment Amount equal to [***] determined after taking into account all of the amounts received by the Investor Representative prior to such date of payment under the Transaction Documents (other than any payments made as a reimbursement of expenses (including legal fees) incurred by the Investors and any indemnification amounts paid as reimbursement to any Investor Indemnified Party to extent such amounts were previously or contemporaneously paid to a Third

Party in connection with any Third Party Claim) and the time at which such payments were received.

“Special Termination Amount” means as of any date of payment, the lesser of (a)(i) the sum of the Hard Cap less the aggregate of all of the payments of the Company in respect of the Revenue Interests (including any Under Performance Payment) made to the Investors prior to such date, plus (ii) any other Obligations payable by the Company Parties under this Agreement and the other Transaction Documents (if any) or (b)(i) the Investment Amount minus the aggregate of all of the payments received by the Investors in respect of the Revenue Interests (including any Under Performance Payment) and (ii) the amount that the Investors would need to receive to achieve a per annum rate of return on the Investment Amount equal to [***]% determined after taking into account all of the amounts received by the Investors prior to such date of payment under the Transaction Documents (other than any payments made as a reimbursement of expenses (including legal fees) incurred by the Investors and any indemnification amounts paid as reimbursement to any Investor Indemnified Party to extent such amounts were previously or contemporaneously paid to a Third Party in connection with any Third Party Claim) and the time at which such payments were received.

“Special Termination Event” means any of the following events:

(i)Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(ii)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Company Party in Section 4.4 (Ownership), Section 4.7 (Solvency), Section 4.10 (Intellectual Property Matters), Section 4.12 (Material Contracts), Section 4.13 (Bankruptcy), Section 4.16 (Financial Statements; No Material Adverse Effect), Section 4.17 (No Default; No Special Termination Event), Section 4.21 (Perfection of Security Interests in the Collateral) or, Section 4.26 (Compliance of Included Products) of this Agreement shall be materially incorrect or materially misleading when made or deemed made and, if susceptible to cure, such inaccuracy continues for 90 days after the earlier of the date on which (A) a Responsible Officer of any Company Party has knowledge of such inaccuracy or (B) written notice thereof shall have been given to the Company by the Investor Representative (it being understood and agreed that the representations and warranties set forth in Section 4.7 and Section 4.13, are not susceptible to cure and shall not be subject to a cure period);

(iii)Specified Covenants.  Any Company Party fails to perform or observe any term, covenant or agreement contained in Section 6.8(b) or Section 6.8(c) and such failure continues for 60 days after the earlier of the date on which (A) a Responsible Officer of any Company Party has knowledge of such Default or (B) written notice thereof shall have been given to the Company by the Investor Representative; or

(iv)Imcivree. There occurs any revocation, withdrawal, suspension or cancellation of any Regulatory Approval in the United States or, following the Second Closing in the EEA, of Imcivree which results in the Company or its Subsidiaries being prevented from marketing or selling Imcivree in the United States or, following the Second Closing in the EEA, and such revocation, withdrawal, suspension or cancellation continues for [***] days or more.

“Subsidiary” means with respect to any Person (a) any entity as to which such Person directly or indirectly owns outstanding voting securities with power to vote 50% or more of the outstanding Voting Stock of such entity or (b) any entity as to which 50% or more of its outstanding Voting Stock are directly or indirectly owned, controlled or held by such Person with power to vote such securities.  As of the Effective Date, the Subsidiaries of the Company are set forth on Schedule 4.20.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, levy, impost, duty, assessment or withholding or other similar fee, deduction or charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Third Closing Date” has the meaning set forth in Section 8.1(c).

“Third Investment Amount” has the meaning set forth in Section 2.1(c).

“Third Party” means any Person other than (a) the Company, (b) each of the Investors or (c) an Affiliate of either the Company or any of the Investors (as applicable).

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a Party, including any investigation by any Governmental Authority.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the Laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof.

“Transaction Documents” means this Agreement, the Security Agreement, the Guaranty, the Deposit Agreement and any Joinder Agreement.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including Deposit Accounts,

netting services, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, direct debit, cash concentration, trade finance services and other cash management services.

“U.S.” or “United States” means the United States of America, its 50 states, each territory and possession thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to the Security Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Under Performance Payments” has the meaning set forth in Section 3.1(b).

“Unused Amounts” has the meaning set forth in Section 7.7(k).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Website Agreements” means all agreements between the Company and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Company and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites operated, managed or controlled through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

Section 1.2Rules of Construction.  Unless the context otherwise requires, in this Agreement:

(a)An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(c)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(d)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(f)References to any Applicable Law shall include such Applicable Law as then in effect.

(g)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(h)The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(j)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(l)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

ARTICLE II
REVENUE INTEREST FINANCING

Section 2.1Investment Amount.  Subject to the terms and conditions set forth herein, the Investors shall pay (or cause to be paid) to the Company, or the Company’s designee, the following:

(a)On the Initial Closing Date, subject to the satisfaction of the conditions set forth in Section 8.4(a), the sum of thirty-seven million five hundred thousand Dollars ($37,500,000) (the “Initial Investment Amount”), in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to such funding;

(b)on the Second Closing Date, subject to the satisfaction of the conditions set forth in Section 8.2 and the performance of the obligations set forth in Section 8.4(b), the sum of thirty-seven million five hundred thousand Dollars ($37,500,000) (the “Second Investment Amount”), in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Second Closing Date; and

(c)on the Third Closing Date, subject to the satisfaction of the conditions set forth in Section 8.3 and the performance of the obligations set forth in Section 8.4(c), the sum of twenty-five million Dollars ($25,000,000) (the “Third Investment Amount”), in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor Representative prior to the Third Closing Date. Following the Third Closing Date (should the Third Closing Date occur), the term “Investment Amount” shall thereafter be deemed amended to include the funds paid on the Third Closing Date (i.e., an aggregate of one hundred million Dollars ($100,000,000)).

(d)In connection with the funding of the Initial Investment Amount on the Initial Closing Date, the Investors shall have the right to, at its option, fund the amount due under Section 2.1(a), on a net basis less the reimbursement owed by the Company pursuant to Section 8.4(a)(vi).

Section 2.2No Assumed Obligations.  Notwithstanding any provision in this Agreement or any other writing to the contrary, the Investors are not assuming any liability or obligation of the Company or any of the Company’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter.  All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Company or the Company’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.3Excluded Assets.  The Investors do not, pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Company or any Company Party, or any other assets of the Company or any Company Party, other than its rights with respect to the Revenue Interests and, to the extent provided in the Transaction Documents, the Collateral.  The Company has sole authority and responsibility for the research, development and Commercialization of Included Products.

ARTICLE III
PAYMENTS ON ACCOUNT OF THE REVENUE INTEREST FINANCING

Section 3.1Payments on Account of the Revenue Interest Financing.

(a)In consideration of the Investors paying the Investment Amount hereunder, the Company shall pay the Revenue Interests to the Investor Representative as follows:  On each Quarterly Payment Date, the Company shall pay the Revenue Interests to the Investor Representative for such Quarterly Payment Date until the earlier of (i) the date on which the Investor Representative has received payments equal to the Hard Cap or (ii) the Legal Maturity Date.  If (A) the Investor Representative has not received payments equal to the Hard Cap by the Legal Maturity Date (after giving effect to any payments made on the Legal Maturity Date) and (B) no Special Termination Event, Default or Event of Default has occurred or is continuing, the Company shall pay the Special Maturity Payment Amount on the Legal Maturity Date. The Company shall have the right, at any time and from time to time, to make voluntary prepayments to the Investor Representative, and such payments shall be credited against the Hard Cap and the Under Performance Payments set forth in Section 3.1(b).  This Agreement shall be in full force and effect for the duration of the Payment Term.

(b)If the Investor Representative has not received the applicable Minimum Multiple of the Investment Amount set forth below by the corresponding Reference Date set forth below, the Company shall, within 30 days of the applicable Reference Date, make a cash payment to the Investor Representative sufficient to gross the Investor Representative up to such minimum amount (each, an “Under Performance Payment”).

A. Minimum Multiple	B. Reference Date
0.60x	March 31, 2027
1.20x	March 31, 2029

(c)Upon the occurrence of a Change of Control, the Company shall promptly pay to the Investor Representative the Change of Control Payment, whereupon this Agreement shall terminate on the date such payment is received by the Investor Representative.

(d)If a Special Termination Event has occurred and is continuing, the Investor Representative may, in its sole discretion, terminate this Agreement and notify the Company of its election to terminate this Agreement.  In consideration for such termination, the Company shall pay the Special Termination Amount and any other unpaid Obligations to the Investor Representative within, in the case of clause (i) of the definition of Special Termination Event, [***] days, and, in the case of clause (ii) of the definition of Special Termination Event, [***] days, in each case, following receipt of such notice of the election to terminate this Agreement.  The remedy set forth in this Section 3.1(d) shall be the Investors’ and the Investor Representative’s sole and exclusive remedy in the event of a Special Termination Event; provided, however, that to the extent the Special Termination Amount is not paid as aforesaid in full within such applicable period, for the avoidance of doubt, the failure to make such payment shall constitute an Event of Default.

(e)Once the Investor Representative has received (i) aggregate payments under Section 3.1(a) and Section 3.1(b) equal to the Hard Cap or (ii) the amounts due pursuant to Section 3.1(c), Section 3.1(d), or Section 11.1, in either case, along with all of the other Obligations owed by the Company Parties under this Agreement and the other Transaction Documents, (i) the Company shall have no further obligations to the Investors with respect to the Revenue Interests, and Investor Representative will not be entitled to any additional payments in respect of Revenue Interests and (ii) each of the Transaction Documents shall terminate immediately and automatically.  Immediately upon termination of this Agreement pursuant to Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d) or Section 11.1 (A) all Liens on the Collateral granted to the Investor Representative pursuant to this Agreement and the other Transaction Documents shall immediately and automatically be released, without the delivery of any instrument or performance of any act by any Person, (B) the Company (or its designee) shall be permitted, and is hereby authorized to terminate any financing statement which has been filed pursuant to the Transaction Documents, and (C) the Investors and the Investor Representative shall execute and deliver to, or at the direction of, the Company, at the Company’s sole cost and expense, all other releases and other documents as the Company shall reasonably request to evidence any such release.

(f)All Revenue Interests and any other Obligations required to be paid but not paid to the Investor Representative on each Quarterly Payment Date shall bear interest at a rate of [***]  per month from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In addition, in the event that an Event of Default has occurred, and for so long as it is occurring, interest shall accrue on the amount of the Event of Default Payment that remains unpaid at a rate of [***] per month from the date on which Company receives notice from the Investor Representative of such Event of Default until the Event of Default Payment is paid in full or, if less, the maximum interest rate permitted by Applicable Law. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

(g)The Company shall deposit all amounts payable by the Company to the Investor Representative under this Agreement into the Investor Account, unless otherwise instructed by the Investor Representative.

(h)For all purposes of this Section 3.1, the amount of payments deemed received by the Investors shall (i) include any additional amounts payable to the Investors pursuant to Section 6.22(c) (“Additional Amounts”) and (ii) be computed net of any applicable Tax withholding (including any Tax withholding in respect of any Additional Amounts), other than any withholding in respect of Excluded Taxes.

Section 3.2Lockbox Account; Collection Account; Collection Account Management.

(a)On or prior to the date that is sixty days following the Initial Closing Date, the Company shall enter into a Deposit Agreement with the Depositary Bank with respect to the Lockbox Accounts. The Company shall deliver instructions to all Licensees and account debtors (the “Instruction to Payors”), in each case, solely with respect to any proceeds arising from sales of Included Products by the Company or its Subsidiaries and any Other Royalty Payments  relating to Included Products (which instruction shall be in form and substance reasonably satisfactory to the Investor Representative and identify each Investor as having a right to a receive a portion of such amounts, and a copy of which shall be delivered to the Investor Representative promptly following delivery to such Licensee or account debtor) to remit such proceeds and Other Royalty Payments to the Lockbox Accounts, to the extent the Instruction to Payors was not sent to such Licensee and account debtors on or prior to the Initial Closing Date.  To the extent any proceeds arising from sales of Included Products or any Other Royalty Payments related to Included Products are paid directly to the Company, the Company shall remit to the Lockbox Account for U.S. payors all such amounts within five Business Days of such receipt of any such funds. The Company shall instruct non-U.S. payors in individual non-U.S. countries to pay into specified Deposit Accounts listed on Schedule 3.2 (as may be updated from time to time), and shall enter into sweep agreements from each such non-U.S. country Deposit Account to a non-U.S. Lockbox Account.  To the extent any proceeds arising from sales of Included Products or any Other Royalty Payments related to Included Products are paid directly to the Company’s non-U.S. Subsidiaries, the Company shall cause such payments to be remitted to a non-U.S. Lockbox Account for non-U.S. payors within ten Business Days of such receipt of any such funds.

(b)On or prior to the date that is sixty days following the Initial Closing Date, the Company shall establish with the Depositary Bank the Collection Account and enter into a Deposit Agreement with the Depositary Bank with respect to the Collection Account.  The Company shall cause all of the funds on deposit in the Lockbox Accounts to be transferred to the Collection Account on a daily basis. With respect to any amounts that are deposited into the Collection Account on any day, so long as no Default or Event of Default has occurred and is continuing, (A) a minimum of [***] of such amounts shall remain in the Collection Account until the Quarterly Payment Date immediately following the date of such deposit and may not be transferred to a Company Account, except as otherwise permitted by this Section 3.2(b), and (B) any remaining amounts may be disbursed to a Company Account from time to time at the direction of the Company; provided that if the aggregate funds to be retained in the Collection Account pursuant to clause (A) exceeds [***] on any date, such amount in excess of [***] may be disbursed to a Company Account at the direction of the Company on or after such date.  The Company shall provide the Depositary Bank notice no more frequently than daily of such amount to be disbursed to a Company Account pursuant to this Section 3.2(b).  During the Payment Term, on each Quarterly Payment Date, the Company shall instruct the Depositary Bank to disburse to the Investor Account an amount equal to the lesser of (x) the funds on deposit in the Collection Account and (y) the Revenue Interests for such Quarterly Payment Date.  If the amount to be disbursed to the Investor Account on any Quarterly Payment Date pursuant to the preceding sentence is less than the Revenue Interests to which the Investors are entitled for the relevant Calendar Quarter, the Company shall pay the amount of such shortfall to the Investor Representative on such Quarterly Payment Date.  If the amount of funds on deposit in the Collection Account on any Quarterly Payment Date exceeds the Revenue Interests for such Quarterly Payment Date, such excess amount may be transferred to a Company Account at the direction of the Company.

(c)If a Default or an Event of Default has occurred and is continuing, the Investor Representative shall have the right to exercise all of its rights and remedies under ARTICLE XI, the Security Agreement and the Deposit Agreement, including, without limitation, directing the Depositary Bank to transfer all of the funds in the Collection Account to the Investor

Representative until all of the Obligations owed by the Company under this Agreement and other Transaction Documents have been paid in full.

(d)During the Payment Term, the Company shall have no right to terminate the Lockbox Accounts or the Collection Account without the Investor Representative’s prior written consent; provided that, without the Investor Representative’s consent to the change of location of such accounts (provided such location is in the United States), the Company shall have the right from time to time to establish a replacement Lockbox Accounts or Collection Account with a replacement Depositary Bank, provided, that such replacement Depositary Bank shall have entered into a Deposit Agreement with respect to such replacement accounts effective no later than the date of replacement.  For purposes of this Agreement, any reference to the “Lockbox Account”, “Collection Account”, “Depositary Bank” or “Deposit Agreement” shall refer to such replacement Collection Account, Depositary Bank or Deposit Agreement, as the context requires.

Section 3.3Mode of Payment/Currency Exchange.  All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer in immediately available funds into the applicable account.  With respect to sales outside the U.S., for the purpose of calculating Net Revenues for the purposes of determining the Revenue Interests payable under Section 3.1, Net Revenues shall be calculated, if pursuant to a License Agreement, in the currency set forth therein, or otherwise in the currency of sale, and then such amounts shall be converted into U.S. Dollars at the monthly rate of exchange utilized by the Company, in accordance with GAAP, fairly applied and as employed on a consistent basis throughout the Company’s operations.  Should the Company change its foreign currency translation methodology, the new methodology will be disclosed in writing to the Investor Representative prior to its implementation.  For clarity, to the extent that the Company receives a payment from a Third Party in U.S. Dollars on which Revenue Interests are payable to Investor Representative under Section 3.1, the foregoing currency exchange rates shall not apply to such amount, and in particular the Company will have no obligation to re-calculate any currency conversion that was employed in connection with such Third Party payment.

Section 3.4Included Product Payment Reports and Record Retention.  On or prior to each Quarterly Payment Date, the Company shall deliver to the Investor Representative (i) a written report of the amount of gross sales of the Included Product in each country during the applicable Calendar Quarter, an itemized calculation of Net Sales and Other Royalty Payments on a country-by-country basis and a calculation of the amount of the Revenue Interests due under Section 3.1(a) in respect of the applicable Calendar Quarter, showing the Applicable Tiered Percentage applied thereto and a calculation of the Under Performance Payment (if any) pursuant to Section 3.1(b) and (ii) copies of the most recent quarterly statements for each Deposit Account, Securities Account and other bank account or Securities Account of the Company and each other Grantor and (iii) a Compliance Certificate relating to each of the items described in clauses (i) and (ii) of this sentence.  For three years after each sale of the Included Product made by the Company or any of its Affiliates, the Company shall keep (and shall ensure that its Affiliates shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Revenue Interests paid pursuant to Section 3.1(a).  The Company shall use commercially reasonable efforts to include, in each Contract of the Company for the distribution, marketing or selling of Included Products entered into on or after the Initial Closing Date, obligations reasonably appropriate to ensure that the counterparty to such Contract shall furnish to the Company all information necessary for the Company to comply with this Section 3.4 and calculate the Revenue Interests that are payable as set forth in this Agreement.

Section 3.5Audits.

(a)Upon the written request of the Investor Representative, and not more than once in each Calendar Year (so long as no Default or Event of Default has occurred and is continuing) the Company shall permit an independent certified public accounting firm of national prominence selected by the Investor Representative, and reasonably acceptable to the Company, to have access to and to review, during normal business hours and upon not less than thirty days’ prior written notice, the relevant documents and records of the Company and its Subsidiaries as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation and payment of any Revenue Interest) made by the Company under this Agreement.  Such review may cover the records for sales or other Dispositions of the Included Products, Net Revenues, Other Royalty Payments and the aggregate amount of deposits into the Lockbox Accounts and the Collection Account in any Calendar Year ending no earlier than the first day of the previous Calendar Year.  The accounting firm shall be permitted to prepare and disclose to the Investor Representative a written report stating only whether Revenue Interests paid to the Investor Representative hereunder and the reports provided by the Company relating to such Revenue Interests required hereunder are correct or incorrect and the specific details concerning any discrepancies.  Notwithstanding the foregoing, after the occurrence and during the continuance of a Special Termination Event, Default or Event of Default, the Investor Representative shall have the right, as often, at such times and with such prior notice, as the Investor Representative shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national prominence selected by the Investor Representative review the relevant documents and records of the Company and its Subsidiaries.

(b)If such accounting firm reasonably concludes that any Revenue Interests were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Company shall pay any late or unpaid Revenue Interests within [***] days after the date the Investor Representative delivers to the Company a notice including the accounting firm’s written report and requesting such payment.  If the amount of the underpayment (exclusive of interest accrued thereon pursuant to Section 3.1(a)) is greater than the lesser of (i) [***]% of the total amount actually owed for the period audited or (ii) $[***], then the Company shall in addition (i) reimburse the Investor Representative for all reasonable costs and fees of the accounting firm related to such audit and (ii) pay interest accrued on such amount of the underpayment at a rate of [***]% per month from the initial due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In the event of overpayment, any amount of such overpayment shall be fully creditable against Revenue Interests payable for the immediately succeeding Calendar Quarter(s).  If the overpayment is not fully applied prior to the final quarterly Revenue Interest payment due hereunder, the Investors shall promptly refund an amount equal to any such remaining overpayment.  The Investor Representative shall (i) treat all information that it receives under this Section 3.5 or under any License Agreement of the Company in accordance with the provisions of ARTICLE IX and (ii) cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the Company obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for the Investor Representative to enforce its rights under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Company hereby represents and warrants to the Investor Representative as of the Effective Date and as of the date of each Closing as follows:

Section 4.1Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all powers and authority, and all licenses, Permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.  The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect).

Section 4.2No Conflicts.

(a)None of the execution and delivery by the Company of any of the Transaction Documents to which the Company is party, the performance by the Company of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a Default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, Permit or license of any Governmental Authority to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed (other than a Material Contract), (C) any Material Contract or (D) any term or provision of any of the organizational documents of the Company or any of its Subsidiaries, except in the case of clause (A) or (B) where any such event would not reasonably be expected to result in a Material Adverse Effect; or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral or any assets of any Pledged Subsidiary that is not a Guarantor relating to Imcivree (in each case other than Permitted Liens).

(b)The Company has not granted, nor does there exist, any Lien on the Transaction Documents or the Collateral (other than Permitted Liens).

Section 4.3Authorization.  The Company has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Transaction Documents to which the Company is party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by the Company.  Each of the Transaction Documents to which the Company is party has been duly executed and delivered by the Company.  Each of the Transaction Documents to which the Company is party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4Ownership.  The Grantors are the exclusive owners of the entire right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens, and the Pledged Subsidiaries that are not Grantors own their respective assets relating to Imcivree, free and clear of all Liens, other than Permitted Liens.  The Revenue Interests sold, assigned, transferred, conveyed and granted to the Investor on the Closing Date and the other Collateral have not been pledged, sold, assigned, transferred, conveyed or granted by the Company to any other Person.  The Company has full right to sell, assign, transfer, convey and grant the Revenue Interests to the Investors.  Upon the sale, assignment, transfer, conveyance and granting by the Company of the Revenue Interests to the Investor Representative, the Investor shall acquire good and marketable title to the Revenue Interests free and clear of all Liens, other than Permitted Liens, and shall be the exclusive owner of the Revenue Interests.  The Company has not caused, and to the Knowledge of the Company no other Person has caused, the claims and rights of Investor created by any Transaction Document in and to the Revenue Interests, the Collateral and the assets of the Pledged Subsidiaries that are not Grantors relating to Products, in each case, to be subordinated to any creditor or any other Person.

Section 4.5Governmental and Third Party Authorizations.  The execution and delivery by the Company of the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, conveyance and granting of the Revenue Interests to the Investor) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for applicable filings under U.S. securities laws, the filing of UCC financing statements and those previously obtained or made or to be obtained or made on the Closing Date.

Section 4.6No Litigation.  There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, could reasonably be expected to result in a liability to the Company in excess of $[***], or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.

Section 4.7Solvency.  The Company has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Company is party and its authorization, execution and delivery of the Transaction Documents to which the Company is party, the Company’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests.  Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Company’s assets will be greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Company’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Company will be able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Company will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Company has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Company will not have become subject to any Bankruptcy Event and (g) the Company will not have been rendered insolvent within the meaning of any Applicable Law.  No step has been taken or is intended by the Company or, to its Knowledge, any other Person to make the Company subject to a Bankruptcy Event.

Section 4.8No Brokers’ Fees.  Except as set forth on Schedule 4.8, the Company has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 4.9Compliance with Laws.  None of the Company nor any of its Subsidiaries (a) has during the last three years violated or is in violation of, or, to the Knowledge of the Company, is under investigation by a Governmental Authority with respect to or has been threatened by a Governmental Authority to be charged with or been given notice of any violation of, any Applicable Law or any Permits or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, Permit or license granted, issued or entered by any Governmental Authority, in each case, that could reasonably be expected to result in a liability to the Company in excess of $[***].

Section 4.10Intellectual Property Matters.

(a)Schedule 4.10(a) sets forth an accurate and complete list of sets forth a complete and accurate list of Patent Rights, including the complete and accurate list of the Owned Imcivree Patent Rights, and the exclusively in-licensed Licensed Imcivree Patent Rights.  For each Patent set forth on Schedule 4.10(a) the Company has indicated: (i) the application number (if any); (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Patent Right was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent Right, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof.

(b)Except as disclosed on Schedule 4.10(b), the Company is the sole and exclusive owner of the entire right, title and interest in each of the Owned Imcivree Patent Rights. The Owned Imcivree Patent Rights are not subject to any encumbrance, Lien or claim of ownership by any Third Party, and to the Knowledge of the Company, there are no facts that would preclude the Company from having unencumbered title to such Patent Rights. No Company Party has received any notice of any claim by any Third Party challenging the ownership of the rights of the Company in and to the Owned Imcivree Patent Rights.

(c)To the Knowledge of the Company, each Person who has or has had any rights in or to the Owned Imcivree Patent Rights, and to the Knowledge of the Company, with respect to the exclusively in-licensed Licensed Imcivree Patent Rights, including each inventor named on such Patent Rights, has executed a Contract assigning their entire right, title and interest in and to such Patent Rights and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such Contract that relate to the Owned Imcivree Patent Rights, and to the Knowledge of the Company, with respect to the exclusively in-licensed Licensed Imcivree Patent Rights, has been duly recorded at the United States Patent and Trademark Office and each such Contract has been duly recorded at the United States Patent and Trademark Office as of the Closing Date.

(d)To the Knowledge of the Company, no issued Owned Imcivree Patent Right has lapsed, expired or otherwise been terminated and no Owned Imcivree Patent Right applications have lapsed, expired, been abandoned or otherwise been terminated, in each case, other than by operation of law.

(e)To the Knowledge of the Company, there are no unpaid maintenance fees, annuities or other like payments that are overdue with respect to the Owned Imcivree Patent Rights required to be paid as of the Closing Date, and to the Knowledge of the Company, with respect to the exclusively in-licensed Licensed Imcivree Patent Rights.

(f)To the Knowledge of the Company, the Company has a valid license to each of the in-licensed Licensed Imcivree Patent Rights, in each case pursuant to the terms of the applicable License Agreement.

(g)To the Knowledge of the Company, each of the Owned Imcivree Patent Rights, and to the Knowledge of the Company, with respect to the exclusively in-licensed Licensed Imcivree Patent Rights, correctly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent Right was issued or is pending. To the Knowledge of the Company, there is not any Person who is or claims to be an inventor of any of the Owned Imcivree Patent Rights or any exclusively in-licensed Licensed Imcivree Patent Rights, who is not a named inventor thereof. No Company Party has received any notice from any Person who is or claims to be an inventor of any of the Owned Imcivree Patent Rights who is not a named inventor thereof.

(h)To the Knowledge of the Company, each of Owned Imcivree Patent Rights and exclusively in-licensed Licensed Imcivree Patent Rights is valid, enforceable and subsisting. No Company Party has received any opinion of counsel that any of the Owned Imcivree Patent Rights or exclusively in-licensed Licensed Imcivree Patent Rights is invalid or unenforceable. No Company Party has received any notice of any claim by any Third Party challenging the validity or enforceability of any of the Owned Imcivree Patent Rights or exclusively in-licensed Licensed Imcivree Patent Rights.

(i)To the Knowledge of the Company, each individual associated with the filing and prosecution of the Owned Imcivree Patent Rights or exclusively in-licensed Licensed Imcivree Patent Rights for which Company controls has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Owned Imcivree Patent Right or exclusively in-licensed Licensed Imcivree Patent Rights, in those jurisdictions where such duties exist.

(j)There is at least one valid claim in each of the Imcivree Patent Rights listed in the Orange Book that would be infringed by the Company’s or any Subsidiary’s Commercialization of Imcivree but for the Company’s and the Subsidiaries’ rights in such Patent Rights.

(k)To the Knowledge of the Company, except for information disclosed to the applicable Patent Office during prosecution of the Owned Imcivree Patent Rights, there are no patents, published patent applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in the issued Owned Imcivree Patent Rights, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of the issued Owned Imcivree Patent Rights.

(l)There is no pending or, to the Knowledge of the Company, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (in each case, other than standard patent prosecution before a Patent Office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Patent Rights set forth on Schedule 4.10 as may be updated from time to time.  To the Knowledge of the Company, there are no Disputes by or with any Third Party against the Company involving the Imcivree Patent Rights or any other Patent Rights related to an Included Product that are owned or controlled by Company.  To the Knowledge of the Company the Patent Rights set forth on Schedule 4.10 are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other Disposition of a Dispute.

(m)To the Knowledge of the Company, and except as separately disclosed to Investor Representative, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and the Company has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Included Product as currently contemplated infringes on any Patent Rights or Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets.

(n)To the Knowledge of the Company, none of the conception, development and reduction to practice of the inventions claimed in the Owned Imcivree Patent Rights or exclusively in-licensed Licensed Imcivree Patent Rights for which Company controls has constituted or involved the misappropriation of Trade Secrets.

(o)No Company Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Imcivree Patent Right.

(p)To the Knowledge of the Company, no Third Party Patent has been, or is, or will be, infringed by the Company’s Commercialization of Imcivree. The Company has not received any notice of any claim by any Third Party asserting that the Company’s Commercialization of any Included Product infringes such Third Party’s patents. The Company has not received any written opinion of counsel regarding infringement or non-infringement of any Third Party Patent by the Company’s Commercialization of any Included Product.

(q)To the Knowledge of the Company, there are no pending, published patent applications with claims reasonably likely to issue which are owned by any Third Party, which the Company does not have the right to use, which if issued with claims reasonably likely to issue, would limit or prohibit in any material respect the Company’s Commercialization of any Imcivree.

(r)To the Knowledge of the Company, no Third Party is infringing any of the issued Owned Imcivree Patent Rights or exclusively in-licensed Licensed Imcivree Patent Rights.  No Company Party has put any Third Party on notice of any infringement of the issued Patent Rights Owned Imcivree Patent Rights or exclusively in-licensed Licensed Imcivree Patent Rights.

(s)Schedule 4.10(r) lists Copyrights, Trademarks, Trade Secrets or net names material to Company Parties’ Commercialization of any Included Product that are owned or exclusively in-licensed to Company.

(t)To the Knowledge of the Company, the Imcivree Patent Rights constitute all of the Patents owned or controlled by the Company or any of the Company’s Affiliates necessary for the sale of the Imcivree in the U.S., the EEA, China, South Korea and Japan.

(u)The Company is the sole and exclusive owner of all the rights, title and interests to any and all inventions relating to Bardet-Biedl Syndrome disclosed in the Patent Rights identified by the Company’s patent family reference number 7005.

Section 4.11Margin Stock.  The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by the Company for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 4.12Material Contracts.

(a)Schedule 4.12(a) hereto contains a list of the Material Contracts as of the date hereof.  As of the date hereof, the Company has provided a true and complete copy of each Material Contract to the Investor Representative.

(b)Except as separately disclosed in writing to Investor Representative, neither the Company nor, to the Knowledge of the Company, any Material Contract Counterparty is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by the Company or any

Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, Set-off, by any Person, in, to or under any Material Contract. The Company has not received from, or delivered to, any Material Contract Counterparty, any written notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the Closing Date.

(c)Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against each of the Company and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.  The Company has not received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.  Neither the Company, nor to the Knowledge of the Company, any other Person, has delivered or intends to deliver any written notice to the Company or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.

(d)There are no settlements, covenants not to sue, consents, judgements, orders or similar obligations which: (i) restrict the rights of the Company or any of its Subsidiaries from using any Intellectual Property relating to the research, development, manufacture, production, use, Commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Included Products (in order to accommodate any Third Party Intellectual Property or otherwise), or (ii) permit any Third Parties to use any Company Intellectual Property.

(e)Except for the Material Contracts, there are no other Contracts to which the Company or its Subsidiaries are a party that relate in any respect to Imcivree.

Section 4.13Bankruptcy.  Neither the Company nor, to the Knowledge of the Company, any Material Contract Counterparty is contemplating or planning to commence any case, proceeding or other action relating to such Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization.

Section 4.14Office Locations; Names; Bank Accounts.

(a)The chief place of business, the chief executive office and each office where each Grantor keeps its records regarding the Collateral are, as of the date hereof, each located at 222 Berkeley Street, 12th Floor, Boston, Massachusetts 02116.

(b)No Company Party (or any predecessor by merger or otherwise) has, within the 5 year period preceding the date hereof, had a name that differs from its name as of the date hereof.

(c)Schedule 4.14(c) sets forth a list of all bank accounts maintained by the Company and its Subsidiaries as of the Closing Date.

Section 4.15Permitted Debt.  There is no Indebtedness incurred by the Company or any of its Subsidiaries other than the Permitted Debt.  Schedule 4.15 hereto lists all of the

Permitted Debt Facility Documents as of the date hereof, and true, complete and correct copies of the Permitted Debt Facility Documents have been provided to the Investor Representative as of the date hereof.  There is no material default or event of default (in each case, with or without notice or lapse of time, or both) under the Permitted Debt Facility Documents.

Section 4.16Financial Statements; No Material Adverse Effect.  (a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness to the extent required by GAAP. (b)The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness to the extent required by GAAP, subject, in the case of clauses (i), (ii) and (iii) of this sentence, to the absence of footnotes and to normal year-end audit adjustments.

(c)From the date of the Audited Financial Statements to and including the Initial Closing Date, there has been no Disposition by any Company Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Company Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Company Party or any Subsidiary, in each case, which is not reflected in the Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Investor Representative on or prior to the Initial Closing Date.

(d)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 4.17No Default; No Special Termination Event.

(a)Neither any Company Party nor any Subsidiary is in default (with or without notice or lapse of time, or both) under or with respect to any Contractual Obligation that could reasonably be expected to result in a Material Adverse Effect.

(b)No Special Termination Event, Default or Event of Default has occurred and is continuing.

Section 4.18Insurance.  The properties of the Company and each of its Subsidiaries are insured with financially sound and reputable insurance companies which are not
 Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

Section 4.19ERISA Compliance.

(a)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, an application for such a letter is currently being processed by the IRS or is entitled to rely on the opinion or advisory letter issued by the IRS to the sponsor of a preapproved plan document and, to the Knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such Tax-qualified status.

(b)There are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect. The Company has not engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that would reasonably be expected to result in a Material Adverse Effect.

(c)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred with respect to any Pension Plan, (ii) the Company and each ERISA Affiliate has met all applicable requirements under the applicable pension funding rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the applicable pension funding rules has been applied for or obtained, and (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA.

Section 4.20Subsidiaries.  Set forth on Schedule 4.20 is a complete and accurate list as of the date hereof of each Subsidiary of the Company, together with (a) such Subsidiary’s jurisdiction of organization and (b) the percentage of the Equity Interests in such Subsidiary owned by the Company.

Section 4.21Perfection of Security Interests in the Collateral.  The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby to the extent such security interests may be created pursuant to Article 9 of the UCC, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

Section 4.22Sufficiency of Collateral.  The Collateral comprises all material rights and assets relating to Imcivree, now owned or hereafter acquired, that is owned or controlled by the Company.

Section 4.23Disclosure.  The Company has disclosed to the Investor all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Company Party to the Investor Representative in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Company Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

Section 4.24Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)Sanctions Concerns. No Company nor any Subsidiary, nor, to the Knowledge of the Company, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)Anti-Corruption Laws. Neither the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliate in obtaining or retaining business for or with, or directing business to, any person.  Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation.  The Company further represents that it has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with all Anti-Corruption Laws.  The Company and its Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

(c)PATRIOT Act. To the extent applicable, the Company and each Subsidiary is in compliance, with (i) and (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)), as amended from time to time.

Section 4.25Data Security; Data Privacy.

(a)The Company has not experienced any breach of security of unauthorized access by Third Parties of any Personal Information in its possession, custody, or control that could reasonably be expected to result in a Material Adverse Effect.

(b)In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers employees and/or other Third Parties (collectively “Personal Information”), the Company is and for the past three years has been, to the Knowledge of the Company, in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including the General Data Protection Regulation, the Company’s privacy policies and the requirements of any contracts or codes of conduct to which the Company is a party, except for any such non-compliance that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it from and against unauthorized access, use and/or disclosure.  The Company is and for the past three years has been, to the Knowledge of the Company, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations, except for any such non-compliance that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.26Compliance of Included Products.

(a)

(i) The Company and its Subsidiaries possess all material Permits, including Regulatory Approvals from the FDA, the EMA, the MHRA and other Governmental Authorities required for the conduct of their business as currently conducted, and all such Permits are in full force and effect;

(ii)The Company and its Subsidiaries have not received any written communication from any Governmental Authority alleging any failure of the Company or its Subsidiaries to materially comply with any Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, material termination or adverse modification of any Regulatory Approval;

(iii)To the Knowledge of the Company, none of the officers, directors, employees or, or to the Knowledge of the Company, Affiliates of the Company or any Subsidiary involved in any Drug Application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Knowledge of the Company, are any debarment proceedings or investigations pending or threatened against the Company or any Subsidiary or any of their respective officers, employees or agents;

(iv)To the Knowledge of the Company, none of the officers, directors, employees or Affiliates of the Company or any Subsidiary or any of their agents or consultants has (A) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (B) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(v)All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for Regulatory Approval from the FDA, the EMA, the MHRA or other Governmental Authority for Included Products, when submitted to the FDA, the EMA, the MHRA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA, the EMA, the MHRA or other Governmental Authority;

(vi)All preclinical and clinical trials conducted by or on behalf of the Company and its Subsidiaries the results of which have been submitted to any Governmental Authority, including the FDA, the EMA, the MHRA and their counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with all Applicable Laws;

(vii)All Included Products have since January 1, 2021 been manufactured, transported, stored and handled in all material respects in accordance with all Permits and Applicable Laws;

(viii)Neither the Company nor any Subsidiary has received any written notice from a Governmental Authority that such Governmental Authority, including without limitation the FDA, the EMA, the MHRA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any action against the Company or a Subsidiary, any action to enjoin the Company or a Subsidiary, its officers, directors, employees, agents and Affiliates from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action that would reasonably be expected to result in a Material Adverse Effect;

(ix)Neither the Company nor any Subsidiary has received from the FDA, the EMA or the MHRA, at any time since January 1, 2021, a Warning Letter, Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of Applicable Laws enforced by the FDA, the EMA, the MHRA or any comparable written correspondence from any other Governmental Authority, in each case, with regard to any Included Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary could reasonably be expected to result in a Material Adverse Effect; and

(x)Since January 1, 2021, (A) there have been no material Safety Notices, (B) to the Knowledge of the Company, there are no unresolved material product complaints with respect to Included Products, and (C) to the Knowledge of the Company, there are no facts that would result in (1) a material Safety Notice, (2) a material change in the labeling of any Included Products, or (3) a termination or suspension of marketing of any Included Products.

(b)All of the Included Products that exist as of the date hereof are listed on Schedule 4.26(b);

Section 4.27Labor Matters. There are no existing or, to the Knowledge of the Company, threatened strikes, lockouts or other labor Disputes involving the Company or any Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, hours worked by and payments of compensation made by the Company and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

Section 4.28EEA Financial Institution.  Neither the Company nor any of its Subsidiaries is an EEA Financial Institution.

Section 4.29Taxes. The Company and each of its Subsidiaries has (A) filed all Tax returns and reports required by to have been filed by it (including in its capacity as a withholding agent), (B) paid all Taxes required to be paid by it (including in its capacity as a withholding agent), and (C) provided adequate accruals, charges and reserves in accordance with GAAP in their applicable financial statements in respect of all Taxes not yet due and payable, except, in each case, (i) any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) any failure that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Investor hereby represents and warrants separately (and not jointly) to the Company as of the Effective Date and the date of each Closing as follows:

Section 5.1Organization.  Such entity is a Delaware limited partnership duly organized, validly existing and in good standing under the Laws of its state of formation and has all powers and authority, and all licenses, Permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

Section 5.2No Conflicts.  None of the execution and delivery by such entity of any of the Transaction Documents to which it is party, the performance by it of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, Permit or license of any Governmental Authority to which such entity or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such entity is a party or by which such entity or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of such entity, except in the case of clause (i) where any such event would not result in a material adverse effect on the ability of such entity to consummate the transactions contemplated by the Transaction Documents.

Section 5.3Authorization. Such entity has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Transaction Documents to which such entity is party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it.  Each of the Transaction Documents to which such entity is party has been duly executed and delivered by it.  Each of the Transaction Documents to which such entity is party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 5.4Governmental and Third Party Authorizations.  The execution and delivery by such entity of the Transaction Documents to which it is party, the performance by it of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person.

Section 5.5No Litigation.  There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal and including by or before a Governmental Authority) pending or, to the knowledge of such entity, threatened by or against such entity, at law or in equity, that challenges or seeks to prevent or delay or which, if adversely determined, would prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which it is party.

Section 5.6No Brokers’ Fees.  Such entity has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 5.7Funds Available.  As of the date hereof, such entity has sufficient funds on hand to satisfy its obligations to pay the Investment Amount due and payable on the Initial Closing Date and has sufficient funds under commitment to it to satisfy its obligations to pay the Investment Amount due and payable on the Second Closing Date and Third Closing Date.  Such entity acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8Access to Information.  Such entity acknowledges that it has (a) reviewed such documents and information relating to the Revenue Interests, the Collateral and the Included Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Company, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Revenue Interests in accordance with the terms of this Agreement. Such entity has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Revenue Interests in accordance with the terms of this Agreement.

Section 5.9Tax Status. Such entity is a Unites States person as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Parties hereto covenant and agree as follows:

Section 6.1Collateral Matters; Guarantors.

(a)On or prior to the Initial Closing Date, each of the Company and the Guarantors shall enter into the Security Agreement, pursuant to which the Company and the Guarantors shall grant to the Investor Representative, a continuing security interest of first priority in all of their respective right, title and interest in, to and under the Collateral, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the UCC), in each case, for the benefit of the Investors as security for the prompt and complete payment and performance of the Obligations. Pursuant to the Security Agreement, the Company shall pledge (x) all of its Equity Interests in the Guarantors and (y) to the extent that any Subsidiary organized as a Massachusetts Securities Corporation owns any portion of the assets listed in the definition of “Collateral”, all of its Equity Interests in such Subsidiary organized as a Massachusetts Securities Corporation (such Subsidiaries referred to in clauses (x) and (y), the “Pledged Subsidiaries”), in each case, to the Investor Representative for the benefit of the Investor to secure the Obligations.  In addition, each Guarantor shall enter into the Guaranty, pursuant to which each Guarantor shall guarantee the prompt performance of the Obligations.  The Company shall cause any Subsidiary that may acquire or own any portion of the Collateral after the Initial Closing Date to enter into a Joinder Agreement to become a party to the Guaranty as Guarantor and to the Security Agreement as Grantor once such Subsidiary has recognized revenue from the sale or distribution of Imcivree.

(b)The Company authorizes and consents to the Investor Representative filing, including with the Secretary of State of the State of Delaware, one or more UCC financing statements (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions, as in the Investor Representative’s determination may be necessary or appropriate to evidence the purchase, acquisition and acceptance by the Investors of the Revenue Interests hereunder and to perfect and maintain the perfection of each of the Investor’s ownership in the Revenue Interests and the security interest in the Revenue Interests granted by each Grantor to the Investors pursuant to the Security Agreement; provided that the Investor Representative will provide the Company with a reasonable opportunity to review any such financing statements (or similar documents) prior to filing and the Collateral identified in any such financing shall be limited to a legally sufficient description of the “Collateral” as defined herein and proceeds and products thereof.  For greater certainty, the Investor Representative will not file this Agreement in connection with the filing of any such financing statements (or similar documents) but may file a summary or memorandum of this Agreement if required under Applicable Laws providing for such filing.  For sake of clarification, the foregoing statements in this Section 6.1 shall not bind either Party regarding the reporting of the transactions contemplated hereby for GAAP or SEC reporting purposes.

Section 6.2Update Meetings.  During the Payment Term, but subject to ARTICLE IX, the Investor Representative shall be entitled to a quarterly update call or meeting (at the Investor Representative’s election, in person, via teleconference or videoconference or at a location reasonably designated by the Company) to discuss (i) the reports delivered by thee Company pursuant to Section 3.4, (ii) certain topics or documents listed on Schedule 6.2, (iii) the progress of sales and product development and marketing efforts made by the Company pursuant to the Product Plan, (iv) the status and the historical and potential performance of Imcivree, (v) any material regulatory or Patent developments and/or (vi) such other matters that the Investor Representative deems appropriate.  Any information disclosed by either Party during such update meetings or calls or provided to the Investor Representative pursuant to its request shall be considered “Confidential Information” of the disclosing Party subject to the terms of ARTICLE IX.  Notwithstanding the foregoing, after the occurrence and during the continuance of a Special Termination Event, Default or an Event of Default, the Investor Representative shall have the right, as often, at such times and with such prior notice as the Investor Representative shall determine in its reasonable discretion, to have such update meetings at the Company’s headquarters or inspect any records and operations of the Company and its Affiliates.

Section 6.3Notices.

(a)To the extent permitted by Applicable Law, promptly after receipt by the Company of notice of any action, suit, claim, demand, Dispute, investigation, arbitration or other legal proceeding (commenced or threatened) involving or related to Imcivree or any Pledged Subsidiary which owns any assets (including Intellectual Property) related to Imcivree, the transactions contemplated by any Transaction Document, or to the Revenue Interests, the Company shall, subject to any confidentiality obligations to any Third Party, (i) inform the Investor Representative in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, furnish the Investor Representative with a copy of such notice and any related materials with respect thereto reasonably requested by the Investor Representative, and if such notice is not in writing, furnish to the Investor Representative a written summary describing in reasonable detail the substance thereof.

(b)To the extent permitted by Applicable Law, promptly following receipt by the Company of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any of the Intellectual Property included in the Collateral or owned by any Pledged Subsidiary and relating to Imcivree or pursuant to which any Third Party commences or threatens any action, suit or other proceeding against the Company and relating to Imcivree or any Pledged Subsidiary which owns any assets (including Intellectual Property) related to Imcivree, the Company shall, subject to any confidentiality obligation to any Third Party, (i) inform the Investor Representative in writing of such receipt and (ii) furnish the Investor Representative with a copy of such notice, claim or demand, or if such notice is not in writing, furnish to the Investor Representative a written summary describing in reasonable detail the contents thereof.

(c)The Company shall promptly (and in any event within fifteen Business Days) provide Investor Representative with copies of any material information, reports and notices if the contents of such information, report or notice could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)The Company shall provide the Investor Representative with prompt written notice after the Company has Knowledge of any of the following: (i) the occurrence of a Bankruptcy Event in respect of the Company or any Material Contract Counterparty to any Material Contract; (ii) any material breach or Default (in each case, with or without notice or lapse of time, or both) by the Company of or under any covenant, agreement or other provision of any Transaction Document; (iii) any representation or warranty made by the Company in any of the Transaction Documents or in any certificate delivered to the Investor pursuant to this Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition with respect to the assets of the Company and its Subsidiaries, taken as a whole, that could reasonably be expected to result in a Material Adverse Effect.

(e)The Company shall promptly notify the Investor Representative of the occurrence of a Change of Control.

(f)The Company shall notify the Investor Representative in writing not less than 5 Business Days prior to any change in, or amendment or alteration of, any Company Party’s (i) legal name, (ii) form of legal entity or (iii) jurisdiction of organization,

(g)The Company shall notify the Investor Representative of any ERISA Event promptly (and in any event, within ten Business Days) following the Company becoming aware of such ERISA Event.

(h)The Company shall notify the Investor Representative of the occurrence of any material default or event of default (in each case, with or without notice or lapse of time, or both) related to any Permitted Debt Facility promptly following the Company becoming aware of such default or event of default (and in any event, within five Business Days or within one Business Day if any Indebtedness under such Permitted Debt Facility has been accelerated).

(i)The Company shall promptly (and in any event, within ten days) notify the Investor Representative of (i) the termination of any Material Contract other than upon its scheduled termination date; (ii) the receipt by any Company Party or any of its Affiliates from a counterparty asserting a default by the Company or any of its Subsidiaries under any Material Contract where such alleged default, if accurate, would permit such counterparty to terminate such Material Contract; (iii) the entering into of any new Material Contract by a Company Party or any Affiliate; or (iv) any material amendment to an Material Contract.

(j)The Company shall promptly notify the Investor Representative of the occurrence of a Special Termination Event, Default or Event of Default.

(k)The Company shall promptly notify the Investor Representative of the occurrence of any event with respect to the assets of the Company or any Affiliates of the Company that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to clauses (a) through (k) of this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Company Party has taken and proposes to take with respect thereto.  Such statement shall set forth the actions the applicable Company Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(g), Section 6.3(i) or Section 6.3(j) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 6.4Public Announcement.

(a)As soon as reasonably practicable following the date hereof, one or both of the Parties shall issue a mutually agreed to press release substantially in the applicable form attached hereto as Exhibit A.  Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including proposed redaction of certain provisions of this Agreement) with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms of this Agreement proposed to be redacted, if any; provided that each Party shall ultimately retain control over what information to disclose to the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any Governmental Authorities which are consistent with redacted versions previously filed with any other Governmental Authorities.  Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority.  For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Section 6.4, then no further consent or compliance with this Section 6.4 shall be required for any substantially similar disclosure thereafter.

Section 6.5Further Assurances.

(a)The Company shall promptly, upon the reasonable request of the Investor Representative, at the Company’s sole cost and expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise deemed by the Investor Representative reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Transaction Document, or obtain any consents or waivers as may be necessary in connection therewith; (b) deliver or cause to be delivered to the Investor Representative from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Investor Representative as the Investor Representative shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Transaction Documents; and (c) upon the exercise by the Investors of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Investor Representative may require.  In addition, the Company shall promptly, at its sole cost and expense, execute and deliver to the Investor Representative such further instruments and documents, and take such further action as the Investor Representative may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Investors hereby and thereby.

(b)The Company and each of the Investors shall cooperate and provide assistance as reasonably requested by each of the Parties hereto, at the expense of the requesting Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the requesting party, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interests, but in all cases excluding any litigation brought by the Company (for itself or on behalf of any Company Indemnified Party) against the Investors or brought by the Investor or Investor Representative (for itself or on behalf of any Investor Indemnified Party) against the Company.

(c)Each Party shall comply with all Applicable Laws with respect to the Transaction Documents and the Revenue Interests except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.6Imcivree Patent Rights.  The Company shall: (a) use commercially reasonable efforts to take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are material or reasonably necessary to preserve diligently and maintain the Imcivree Patent Rights and the Company’s rights under the Material Contracts related to Imcivree in the United States and the Major European Markets, including payment of maintenance fees or annuities, at the sole expense of the Company, (b) use commercially reasonable efforts to diligently defend (and enforce) the Imcivree Patent Rights related to Imcivree in such countries against infringement or interference by any other Person, and against any claims of invalidity or unenforceability (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference), (c) use commercially reasonable efforts to diligently defend against any material claim or action in such countries by any other Person that the manufacture, use, marketing, sale, offer for sale, importation or distribution of Imcivree as currently contemplated infringes on any Patent Rights or other Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets or other Intellectual Property rights, and (d) when available in respect of Imcivree and where applicable, use commercially reasonable efforts to obtain a patent listing in the Orange Book or apply for similar data exclusivity where available in other countries in which sales of Imcivree occur.  The Company shall not exercise and enforce its applicable rights in any manner that would result in a breach of this Agreement.

Section 6.7Existence.  The Company shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications could reasonably be expected to result in a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply in all material respects with its organizational documents.

Section 6.8Commercialization of Imcivree.

(a)The Company and its Pledged Subsidiaries (if any) shall use Commercially Reasonable and Diligent Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain Marketing Authorization in the United States and the EEA for Imcivree. The Company shall not, without the prior consent of the Investor Representative, withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, Marketing Authorization (i) in the United States, (ii) any  Major European Market in which the Company has received Marketing Authorization or (iii) any other jurisdiction in which the Company has received Marketing Authorization; provided, however, that with respect to the jurisdictions referred to in clause (iii), the consent of the Investor Representative shall not be required if such withdrawal or abandonment is commercially reasonable (as determined by whether such can be achieved or prevented by a company using Commercially Reasonable and Diligent Efforts). The Company shall use Commercially Reasonable and Diligent Efforts, itself or through one or more Subsidiaries or Permitted Licensees, to Commercialize Imcivree in the United States, the EEA and any other jurisdiction in which the Company has received Marketing Authorization in accordance with the Product Plan.

(b)The Company shall not enter into any Material Contract unless the Company (i) shall have used Commercially Reasonable and Diligent Efforts in selecting the applicable Material Contract Counterparty to such Material Contract and negotiating and agreeing to the terms of such Material Contract (or any amendment, modification, restatement, cancellation, supplement, termination or waiver of any of the material terms thereof) or (ii) shall have obtained the prior written consent of the Investors. In addition, if any existing Material Contract (other than the Rarestone License Agreement and any License Agreement outside the United States and the Major European Markets)  terminates for any reason whatsoever and such Contract was, as of the time of termination, still a Material Contract, the Company shall use Commercially Reasonable and Diligent Efforts to enter into a replacement Material Contract. In the case of Material Contracts consisting of licenses or other arrangements under which the counterparty is to make payments to the Company in respect of such Commercialization, such counterparties shall be instructed to make all payments to the Lockbox Account for receipt and disbursement in accordance with the terms hereof.

(c)The Company shall, and shall cause its Subsidiaries to, comply with all material terms and conditions of and fulfill all material obligations under each Material Contract (including, without limitation, each License Agreement) to which any of them is party.  Upon the occurrence of a material breach of any such Material Contract by the Company or any of its Subsidiaries, the Company shall use Commercially Reasonable and Diligent Efforts to cure (or cause its Subsidiary to cure) such material breach.

(d)Upon the occurrence of a material breach of any Material Contract by any other party thereto, the Company shall use Commercially Reasonable and Diligent Efforts to seek to enforce all of its (and cause its Affiliates to seek to enforce all of their) rights and remedies thereunder.

Section 6.9Financial Statements.

(a)The Company shall deliver to the Investor Representative, in form and detail reasonably satisfactory to the Investor Representative as soon as available, and in any event within 90 days after the end of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit (except for a qualification or an exception to the extent related to the maturity or refinancing of borrowings under Permitted Debt or this

Agreement); provided, that to the extent the components of such financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such financial statements as they relate to such components; and

(b)The Company shall deliver to the Investor Representative, as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth, in each case in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

Section 6.10Certificates; Other Information.  The Company shall (a) deliver to the Investor Representative, in form and detail reasonably satisfactory to the Investor Representative:

(i)concurrently with the delivery of the Financial Statements referred to in Section 6.9(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company, setting forth (i) the amount of gross sales of the Included Product in each country, (ii) the amount of Other Royalty Payments in each country, (iii) the amount of the Net Revenues and a calculation thereof, (iv) a calculation of the Included Product Payment Amount for each Quarterly Payment Date, showing the Applicable Tiered Percentage applied thereto and a calculation of Under Performance Payments (if applicable), in each case, for each fiscal quarter period covered by such Compliance Certificate;

(ii)as soon as practicable upon the reasonable request of the Investor Representative, copies of the most recent quarterly statements for each Deposit Account, Securities Account and other bank account or Securities Account of the Company and each other Grantor;

(iii)concurrently with the delivery of the Financial Statements referred to in Section 6.9(a) and Section 6.9(b), a certificate of a Responsible Officer of the Company listing (A) all applications by any Company Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (B) all issuances of registrations or letters on existing applications by any Company Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (C) all material Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Company Party since the date of the prior certificate (or, in the case of the first such certificate, the Initial Closing Date), (D) such supplements to Schedule 4.10 as are (i) necessary to add items solely for events occurring between the Initial Closing Date and the date of such certificate in order to cause such schedule to be true and complete in all material respects as of the date of such certificate (it being understood that such supplements are not meant to cure inaccurate disclosure made as of the Initial Closing Date for purposes of the Investors’ rights to indemnification hereunder) and (ii) reasonably acceptable to the Investor Representative.

Documents required to be delivered pursuant to Section 6.9(a) or Section 6.9(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s Website, or (ii) on which such documents are posted on the Company’s behalf on an internet or intranet Website, if any, to which the Investor Representative has access (whether a commercial, third-party Website or whether sponsored by the Investor); provided, that the Company shall notify the Investor Representative (by electronic mail) of the posting of any such documents and provide to the Investor Representative by electronic mail electronic versions (i.e., soft copies) of such documents. The Investor Representative shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery by the Investor or the Investor Representative, and the Investor or the Investor Representative shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.11Payment of Obligations.  Each Company Party shall pay and discharge all of their respective obligations and liabilities (a) prior to the date on which penalties attach thereto, all federal and state and other Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company Party, (b) as the same shall become due and payable, all lawful claims which, if unpaid, would by Law become a Lien (other than a Permitted Lien) upon any Collateral, and (c) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.12Maintenance of Properties.  Each of the Company and its Subsidiaries shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted) except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 6.13Maintenance of Insurance.

(a)Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance with respect to its properties and business against Loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)Within 30 days of the Initial Closing Date, (i) the Company shall provide the Investor Representative a schedule of the insurance coverage of the Company and its Subsidiaries as is then in effect, outlined as to carrier, policy number, expiration date, type, amount and deductibles, and (ii) each of the Company and its Subsidiaries shall cause the Investor and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any tangible Collateral or assets of the Pledged Subsidiaries relating to Imcivree (if any).

Section 6.14Books and Records.  Each of the Company and its Subsidiaries shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Company Party or such Subsidiary, as the case may be.  Each of the Company and its Subsidiaries shall maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Company Party or such Subsidiary, as the case may be.

Section 6.15Use of Proceeds.  The Company and its Subsidiaries, taken as a whole, shall use substantially all of the Investment Amount to support the development and Commercialization of Imcivree, including the commercial launch of Imcivree in accordance with the Product Plan. In no event, however, shall the Investment Amount be used to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Investor or otherwise) of Sanctions or otherwise in contravention of any Law or of any Transaction Document.

Section 6.16ERISA Compliance.  Each of the Company and its Subsidiaries shall do each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all contributions required to be made by the Company and its Subsidiaries to any Pension Plan subject to Section 412 or Section 430 of the Internal Revenue Code, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 6.17Compliance with Material Contracts.  Each of the Company and its Subsidiaries shall comply in all respects with each Contractual Obligation of such Person, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.18Compliance with Laws.  The Company shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all Applicable Laws (including any Law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required material Permits.

Section 6.19Anti-Corruption Laws; Anti-Terrorism Laws.

(a)Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall, directly or indirectly, engage in any activity which would constitute a violation of the FCPA make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliate in obtaining or retaining business for or with, or directing business to, any person.

(b)Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries permit any Affiliate controlled by the Company to, directly or indirectly, knowingly enter into any documents, instruments, agreements or Contracts with any Sanctioned Person.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries, permit any Affiliate controlled by the Company to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 6.20Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Company shall, and shall cause its Subsidiaries to, maintain compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including the General Data Protection Regulation, the Company’s and its Subsidiaries’ privacy policies and the requirements of any contracts or codes of conduct to which the Company’s or any of its Subsidiaries is a party, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Company shall maintain commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it from and against unauthorized access, use and/or disclosure.  The Company shall, and shall cause its Subsidiaries to, maintain compliance in all material respects with all Applicable Laws relating to data loss, theft and breach of security notification obligations, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.21Included Products.  In connection with the development, testing, manufacture, marketing or sale of each and any Included Product by the Company or any Subsidiary, the Company or such Subsidiary shall comply in all material respects with all material Permits.

Section 6.22Tax.

(a)The Parties (i) agree that for U.S. federal and applicable state and local income Tax purposes, the transactions contemplated by this Agreement are intended to constitute a debt instrument that is subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments.  Within 90 days after the date of this Agreement, the Company will prepare and deliver to the Investor Representative a determination of the comparable yield and a projected payment schedule under Section 1.1275-4(b) (the “Comparable Yield”).  Unless the Investor Representative objects to the Comparable Yield within 15 days after receipt thereof, the Comparable Yield shall become final and binding on the Parties.  If the Investor Representative objects to the Comparable Yield within 15 days of receipt, then the Parties shall cooperate in good faith to agree on a revised Comparable Yield within 20 days of the Investor’s objection.  The Parties intend that the provisions of the U.S. Treasury Regulation 1.1275-2(a)(1) would apply, subject to the exceptions in the U.S. Treasury Regulation 1.1275-2(a)(2), to treat any non-contingent payments on the debt instrument and the projected amount of any contingent payments as first, a payment of any accrued and any unpaid original issue discount at such time and second, a payment of principal (including for purposes of the rules applicable to “applicable high yield discount obligations”).  The Parties agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with the provisions of this Section 6.22(a) on any U.S. federal, state or local income Tax return or for any other U.S. federal, state or local income Tax purpose, unless required by Law or the good faith resolution of a Tax audit or other Tax proceeding.

(b)On or prior to the Initial Closing Date, each entity constituting collectively the Investors shall provide the Company with a duly completed and executed IRS Form W-9 certifying that such entity is a United States person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code, that is exempt from U.S. federal backup withholding with respect to all payments pursuant to this Agreement.

(c)Payments by or on account of any obligation of the Company under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If the Company is required by Law to deduct or withhold any Tax in respect of any amounts payable to an Investor pursuant to this agreement, (1) the Company shall make such deduction or withholding and timely pay such amount to the applicable Governmental Authority, (2) the Company shall provide such Investor with a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to such Investor and (3) if the Tax deducted or withheld was an Indemnified Tax, the sum payable by the Company shall be increased so that after all required deductions and withholdings for Indemnified Taxes have been made (including deductions and withholdings applicable to additional sums payable under this Section 6.22(c)), such Investor receives an amount equal to the sum it would have received had no such deductions or withholdings been made.  The Company will promptly notify an Investor if it becomes required to deduct or withhold any Tax in respect of any payment to such Investor pursuant to this Agreement.

(d)If the Investor determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received Additional Amounts pursuant to this Section 6.22, it shall pay to the Company an amount equal to such refund (but only to the extent of Additional Amounts paid under this Section 6.22 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Investor and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Company, upon the request of the Investors, shall repay to the Investor the amount paid over pursuant to this Section 6.22(c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Investor is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 6.22(c), in no event will the Investor be required to pay any amount to the Company pursuant to this Section 6.22(c) the payment of which would place the Investor in a less favorable net after-Tax position than the Investor would have been in if the Tax for which the Company paid Additional Amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the Additional Amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require the Investor to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(e)Each Party’s obligations under this Section 6.22 shall survive the termination of this Agreement, any assignment by an Investor and the repayment, satisfaction or discharge of all obligations under this Agreement.

Section 6.23Post-Closing Obligations.

(a)Notwithstanding any provision herein or in any Transaction Documents, Company, within 60 days of the Closing Date (which may be extended by the Investor Representative at its reasonable discretion), shall cause the French Subsidiary to become a Guarantor and execute a Joinder Agreement pursuant to Section 6.1.

(b)Notwithstanding any provision herein or in any Transaction Documents, Company, within 60 days of the Closing Date (which may be extended by the Investor Representative at its reasonable discretion), shall cause the German Subsidiary to become a Guarantor and execute a Joinder Agreement pursuant to Section 6.1.

ARTICLE VII
NEGATIVE COVENANTS

During the Payment Term, no Company Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1Liens.  Create, incur, assume or suffer to exist any Lien upon any Collateral or any assets of the Pledged Subsidiaries relating to Imcivree (if any), whether now owned or hereafter acquired, other than the Permitted Liens.

Section 7.2Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Investor Representative, except Permitted Debt and Permitted Convertible Notes.

Section 7.3Dispositions.  Make any Disposition (other than, for the avoidance of doubt, Permitted Transfers) unless (a) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property Disposed of, (b) no Special Termination Event, Default or Event of Default shall have occurred and be continuing both immediately prior to and immediately after giving effect to such Disposition, (c) such transaction does not involve the sale or other Disposition of a minority Equity Interest in any Subsidiary (other than to another Grantor), (d) such transaction does not involve a sale, transfer, license or other Disposition of Imcivree assets or rights included in the Collateral or owned by any Pledged Subsidiary relating to Imcivree (or any Intellectual Property Rights associated therewith) in the United States, the EEA or any state or political subdivision thereof and (e) prior to the Minimum Return Date, the aggregate net book value of all of the assets sold or otherwise Disposed of (including, for the avoidance of doubt, the assets sold or otherwise Disposed of in such Disposition) does not exceed $[***] in any fiscal year.  For the avoidance of doubt, no early unwind, termination of any Permitted Bond Hedge Transaction shall constitute a Disposition.

Section 7.4Change in Nature of Business.  Engage in any material line of business other than the discovery, development, manufacture or Commercialization of biopharmaceutical products or other related or ancillary lines of business.

Section 7.5Prepayment of Other Indebtedness.  Prior to the Minimum Return Date, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of the Company or any Subsidiary in excess of $[***] in any fiscal year (other than exchanging any such Indebtedness for capital stock (other than Disqualified Capital Stock) or the proceeds from the sale of capital stock (other than Disqualified Capital Stock)) or, with respect to the Indebtedness arising under the Transaction Documents, Permitted Debt and, in the case of the Permitted Convertible Notes, other than from using the proceeds from the sale of Permitted Convertible Notes or exchanging any such Indebtedness for Permitted Convertible Notes.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.5 shall not prohibit the conversion by holders of (including any cash payment upon conversion), or required payment of any principal (including upon redemption following satisfaction of a stock price condition) or premium on, or required payment of any interest with respect to, any Permitted Convertible Notes, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Notes except to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Notes (excluding any required payment of interest with respect to such Permitted Convertible Notes and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Notes (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Notes), the payment of such excess cash shall not be permitted.

Notwithstanding the foregoing, the Company may repurchase, exchange or induce the conversion of Permitted Convertible Notes by delivery of shares of the Company’s common stock and/or a different series of Permitted Convertible Note (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Notes”) and/or by payment of cash in an amount that does not exceed the proceeds received by the Company from the substantially concurrent issuance of shares of the Company’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by the Company pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any.

Section 7.6Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a)Amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Investors under the Transaction Documents.

(b)Without providing ten days’ prior notice to the Investor Representative, change its fiscal year.

(c)Without providing ten days’ prior notice to the Investor Representative, change its name, state of organization or form of organization or its Federal Taxpayer Indemnification Number or its organizational identification number.

(d)Amend, modify or change any of the terms or provisions of any Permitted Debt Facility Document in a manner inconsistent with the terms of the Transaction Documents.

(e)Amend, modify or change the Product Plan without the prior written consent of the Investor Representative.

(f)Amend, modify or change in any material respect any of the terms or provisions of a Material Contract (other than the Rarestone License Agreement and any License Agreement outside the United States and the Major European Markets) in a manner materially adverse to the Investors.

Section 7.7Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)each Subsidiary may make Restricted Payments to any other Company Party;

(b)each Company Party may make Restricted Payments to any Company Party;

(c)each Subsidiary may make Restricted Payments to the holders of its Equity Interests on a pro rata basis;

(d)each Subsidiary that is not a Company Party may make Restricted Payments to any other Subsidiary;

(e)the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Capital Stock) of the Company or Subsidiary, as applicable;

(f)the Company may make scheduled payments to the Permitted Debt Creditors so long as (i) no Default or Event of Default (in each case, with or without notice or lapse of time, or both) exits under the Permitted Debt Facility Documents and (ii) such payments are made in accordance with the terms of the Permitted Debt Facility Documents;

(g)the Company may make Restricted Payments to the Permitted Convertible Notes Creditors;

(h)the Company may make any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Capital Stock) of the Company;

(i)the Company and its Subsidiaries may repurchase Equity Interests (i) deemed to occur upon the exercise of options, warrants or other convertible securities to the extent that such Equity Interests represent all or a portion of the exercise price thereof or (ii) deemed to occur upon the withholding of a portion of Equity Interests granted or awarded to any current or former officer, director, manager, employee or consultant (or permitted transferees, assigns, estates, trusts or heirs of any of the foregoing) to pay for Taxes payable by such Person in connection with such grant or award (or the vesting thereof);

(j)the Company and its Subsidiaries may make payments of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities;

(k)the Company and its Subsidiaries may repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of the Company’s Subsidiaries held by any current or former employee, director, manager, consultant or director (or permitted transferees, assigns, estates, trusts or heirs of any of the foregoing) of the Company or any of the Company’s Subsidiaries pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid under this clause (j) in any Calendar Year, commencing with the Calendar Year ended December 31, 2022, will not exceed $[***] (with unused amounts in any such Calendar Year being referred to as “Unused Amounts”); provided, further, that such amount may be increased by an amount not to exceed:

(A)the net cash proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of the Company to any current or former employee, director, manager, consultant or director of the Company or any of its Subsidiaries that occurs after the date of this Agreement; and

(B)the cash proceeds of life insurance policies received by the Company or the Subsidiaries after the date of this Agreement; and

(C)the aggregate Unused Amounts (which aggregate amount will be reduced to the extent used after the date of this Agreement to repurchase, redeem or otherwise acquire or retire for value any Equity Interests pursuant to this clause (j)); and

(l)the Company and its Subsidiaries make may payments or distributions to dissenting stockholders pursuant to Applicable Law in connection with any merger, amalgamation or consolidation with, or other acquisition of, another Person;

(m)to the extent constituting Restricted Payments, the Company and its Subsidiaries may make payments of contingent liabilities in respect of any adjustment of purchase price, earn outs, deferred compensation and similar obligations of the Company and its Subsidiaries; and

(n)prior to the Minimum Return Date, the Company and its Subsidiaries may make any other Restricted Payments in an aggregate amount not to exceed $[***].

Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Notes, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Notes, shall not constitute a Restricted Payment; provided that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Notes (excluding any required payment of interest with respect to such Permitted Convertible Notes and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Notes (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Notes), the payment of such excess cash shall constitute a Restricted Payment notwithstanding this clause (i); and (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not constitute a Restricted Payment; provided that, to the extent cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Company (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall constitute a Restricted Payment notwithstanding this clause (ii).

Notwithstanding the foregoing, the Company may repurchase, exchange or induce the conversion of Permitted Convertible Notes by delivery of shares of the Company’s common stock and/or Refinancing Convertible Notes and/or by payment of cash in an amount that does not exceed the proceeds received by the Company from the substantially concurrent issuance of shares of the Company’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by the Company pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any.

Section 7.8Burdensome Actions.

(a) The Company and its Subsidiaries shall not enter into any Contract, or grant any right to any other Person, in any case that would conflict with the Transaction Documents or serve or operate to limit or circumscribe any of the Investor’s rights under the Transaction Documents (or the Investor’s ability to exercise any such rights) or create, incur, assume or suffer to exist any Lien upon any Collateral or any assets of any Pledged Subsidiary relating to Imcivree (other than Permitted Liens), or agree to do or suffer to exist any of the foregoing.  Without limiting the generality of the foregoing, the Company shall not enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any Company Party  (other than Permitted Liens) to (i) pledge its property pursuant to the Transaction Documents or (ii) perform any of its obligations under the Transaction Documents or any Material Contract in any material respect. Notwithstanding anything to the contrary in this Agreement, the Company shall not take any action or abstain from taking any action, directly or indirectly, which action or abstinence would have the effect of altering the terms and conditions of this Agreement or the other Transaction Documents (or any ancillary documents thereto) in a manner that could reasonably be expected to result in a Material Adverse Effect.

(b)The Company and its Subsidiaries shall not enter into any Contract, grant any right to any other Person with respect to Imcivree or amend or waive any requirements under any agreement with respect to Imcivree that could reasonably be expected to result in a Material Adverse Effect.

Section 7.9Affiliates.  The Company shall not (a) permit any Affiliate that is not a Subsidiary to own any portion of the Collateral (or assets owned by any Pledged Subsidiary relating to Imcivree (if any)) or (b) permit any Affiliate that is not a Subsidiary to own any assets that generate Net Revenues.

ARTICLE VIII
THE CLOSINGS

Section 8.1Closing.  Subject to the terms of this Agreement, the closings of the transactions contemplated hereby (each, a “Closing”) shall take place on:

(a)for the initial Closing (the “Initial Closing”), on the date that is 15 Business Days following the date hereof (the “Initial Closing Date”) following the satisfaction of the conditions set forth in Section 8.4(a) or such other time and place as the parties hereto mutually agree;

(b)for the second Closing (the “Second Closing”), subject to the satisfaction of the conditions set forth in Section 8.2, on the 15th Business Day (the “Second Closing Date”) following the satisfaction of the conditions set forth in Section 8.2 and Section 8.4(b) or such other time and place as the parties hereto mutually agree; and

(c)for the third Closing (the “Third Closing”), subject to the satisfaction of the conditions set forth in Section 8.3, on the 45th day (the “Third Closing Date”) following the satisfaction of the conditions set forth in Section 8.3 and Section 8.4(c) or such other time and place as the parties hereto mutually agree.

Section 8.2Conditions to Second Closing.  The obligations of each of the Investors relating to the Second Closing shall be conditional upon (i) no Bankruptcy Event with respect to the Company or any of its Subsidiaries or no Special Termination Event or Event of Default having occurred and be continuing (and the Investor Representative’s receipt of the certification from a Responsible Officer to that effect), and (ii) the occurrence of the Regulatory Milestone Event.  The Company shall notify the Investor Representative within ten Business Days after the occurrence of the Regulatory Milestone Event.

Section 8.3Conditions to Third Closing. The obligations of each of the Investors relating to the Third Closing shall be conditional upon (i) no Bankruptcy Event with respect to the Company or any of its Subsidiaries or no Special Termination Event or Event of Default having occurred and be continuing (and the Investor Representative’s receipt of the certification from a Responsible Officer to that effect) and (ii) the occurrence of the Sales Milestone Event. The Company shall notify the Investor Representative within ten Business Days after the occurrence of the Sales Milestone Event.

Section 8.4Closing Deliverables of the Company.

(a)At the Initial Closing, the Company shall deliver or cause to be delivered to the Investor Representative the following:

(i)Transaction Documents.  Receipt by the Investor Representative of executed counterparts (including by electronic means) of this Agreement and the Security Agreement, executed by the parties thereto (in a manner reasonably acceptable to the Investor Representative), in each case in form and substance satisfactory to the Investor Representative.

(ii)Organization Documents, Resolutions, Etc.  Receipt by the Investor Representative of the following (to the extent not previously provided to the Investor Representative), each of which shall be originals, facsimiles or electronic copies, in form and substance reasonably satisfactory to the Investor Representative and its legal counsel:

(A)copies of the certificate of incorporation of each Grantor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and the other Organization Documents, in each case certified by a secretary or assistant secretary (or, if such entity does not have a secretary or assistant secretary, a Responsible Officer) of such Grantor to be true and correct as of the Initial Closing Date;

(B)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Grantor as the Investor Representative may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which such Grantor is a party; and

(C)such documents and certifications as the Investor Representative may reasonably require to evidence that each Grantor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(iii)Opinions of Counsel.  Receipt by the Investor Representative of a written legal opinion of Latham & Watkins, LLP, addressed to the Investor Representative, dated the Initial Closing Date and in form and substance previously agreed between the Company and the Investor Representative.

(iv)Perfection and Priority of Liens.  Receipt by the Investor Representative of the following:

(A)searches of UCC filings in the jurisdictions where a filing would need to be made in order to perfect the Investor’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Collateral other than Permitted Liens;

(B)UCC financing statements for each appropriate jurisdiction as is necessary, in the Investor’s reasonable discretion, to perfect the Investor’s security interest in the Collateral;

(C)all certificates evidencing any certificated Equity Interests pledged to the Investor (if any), together with duly executed in blank and undated stock powers attached thereto; and

(D)searches of ownership of, and Liens on, the Imcivree Patent Rights of each Grantor in the appropriate U.S. governmental offices.

(v)Responsible Officer’s Certificate.  Receipt by the Investor Representative of a certificate of a Responsible Officer of the Company certifying that (i) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Initial Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Initial Closing Date or such other date, as applicable and (ii) that the Fundamental Representations are true and correct in all respects on and as of the Initial Closing Date (or, if made as of a specific date, as of such date).

(vi)Attorney Costs; Due Diligence Expenses.  The Company shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Investor and all reasonable and documented due diligence expenses of the Investors, in each case, incurred prior to or at the Initial Closing Date in accordance with Schedule 8.3(a)(vi); provided that the condition set forth in this clause (vi) will be satisfied by the transfer by the Investor of an amount equal to the Initial Investment Amount minus the amount owed by the Company under this clause (vi).

(vii)Other. Such other documents, instruments, reports, statements and information as may be reasonably requested by the Investor Representative.

(b)At the Second Closing (should the Second Closing occur), the Company shall deliver or cause to be delivered to the Investor Representative the following:

(i)A certificate of a Responsible Officer of the Company (the statements made in which shall be true and correct on and as of the applicable Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Company and (y) confirming that resolutions of the governing body of the Company authorizing and approving the execution, delivery and performance by the Company of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; and (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company’s jurisdiction of organization, stating that the Company is in good standing under the Applicable Laws of such jurisdiction;

(ii)A certificate of a Responsible Officer of the Company certifying that (A) the Regulatory Milestone Event has occurred, and (B) no Bankruptcy Event with respect to the Company or any of its Subsidiaries and no Special Termination Event, Default or Event of Default has occurred and is continuing; and

(iii)A certificate of a Responsible Officer of the Company certifying that (A) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Second Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Second Closing Date or such other date, as applicable, (B) that the Fundamental Representations are true and correct in all respects on and as of the Second Closing Date (or, if made as of a specific date, as of such date), subject to any additions that the Company may make to Schedule 4.10(a) as of the Second Closing Date and (C) that the Company has complied in all material respects with its covenants, agreements and other obligations under this Agreement and the other Transaction Documents.

(iv)Receipt by the Investor Representative of executed counterparts (including by electronic means) of updated Disclosure Schedules, executed by the parties thereto (in a manner reasonably acceptable to the Investor Representative), in each case in form and substance satisfactory to the Investor Representative.

(c)At the Third Closing (should the Third Closing occur), the Company shall deliver or cause to be delivered to the Investor Representative the following:

(i)A certificate of a Responsible Officer of the Company (the statements made in which shall be true and correct on and as of the applicable Closing Date): (A) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Company and (y) confirming that resolutions of the governing body of the Company authorizing and approving the execution, delivery and performance by the Company of the Transaction Documents and the transactions contemplated herein and therein remain in full force and effect; and (B) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Company’s jurisdiction of organization, stating that the Company is in good standing under the Applicable Laws of such jurisdiction; and

(ii)A certificate of a Responsible Officer of the Company certifying that (A) the Sales Milestone Event has occurred, and (B) no Bankruptcy Event with respect to the Company or any of its Subsidiaries and no Special Termination Event, Default or Event of Default has occurred and is continuing.

ARTICLE IX
CONFIDENTIALITY

Section 9.1Confidentiality; Permitted Use.  During the Payment Term and for a period of 3 years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”).  The Party receiving such Confidential Information (the “Recipient”) agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and Confidential Information, which must not be less than a reasonable standard of care.  Notwithstanding the foregoing, the Recipient may permit access to the disclosing Party’s Confidential Information to those of its employees or authorized representatives having a need to know such information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein.  Each Party shall be responsible for the breach of this Agreement by its employees or authorized representatives.  Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

Section 9.2Exceptions.  The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to any portion of Confidential Information that the Recipient or its Affiliates can demonstrate was: (a) known to the general public at the time of its disclosure to the Recipient or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient, its Affiliates, or anyone to whom the Recipient or its Affiliates disclosed such portion; (b) known by the Recipient or its Affiliates, prior to the date of disclosure by the disclosing Party; (c) disclosed to the Recipient or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the Recipient or its Affiliates to be under a duty of confidentiality to the disclosing Party; (d) independently developed by the Recipient or its Affiliates by personnel that did not use the

Confidential Information of the disclosing Party in connection with such development or (e) disclosed pursuant to Applicable Law (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded).

Section 9.3Permitted Disclosures.  The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to the extent that the receiving Party or its Affiliates:

(a)is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded); (iii) regulations or rules of a securities exchange; (iv) requirement of a Governmental Authority for purposes related to development or Commercialization of an Included Product, or (v) the exercise by each Party of its rights granted to it under this Agreement or its retained rights or as required to perfect Investor’s rights under the Transaction Documents; or

(b)discloses such Confidential Information solely on a “need to know basis” to Affiliates, potential or actual: acquirers, merger partners, Material Contract Counterparties, permitted assignees, collaborators (including Material Contract Counterparties), subcontractors, investment bankers, limited partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents, or

(c)provides a copy of this Agreement or any of the other Transaction Documents to the extent requested by an authorized representative of a U.S. or foreign Tax authority,

(d)discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority; provided that (A) such Third Party or person or entity in clause (b) agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this ARTICLE IX; and (B) in the case of clauses (a)(i) through (iv) and clause (c), to the extent permitted by Applicable Law, the Recipient shall provide prior written notice thereof to the disclosing Party and provide the opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor; and provided, further that the Recipient will use reasonable efforts to secure confidential treatment of such information and the Confidential Information disclosed shall be limited to that information which is legally required to be disclosed.

Notwithstanding anything set forth in this Agreement, prior to any foreclosure on the Collateral, the Investors and the Investor Representative shall not file any patent application based upon or using the Confidential Information of the Company provided hereunder.

For the avoidance of doubt, nothing herein shall prohibit or limit the Company or any Subsidiary from making any disclosures it reasonably deems appropriate in connection with Applicable Laws, including rules of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a the Company or its Affiliates are traded.

Section 9.4Return of Confidential Information.  Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement; provided, however, that each Party shall be entitled to retain one (1) copy of such Confidential Information of the other Party for legal archival purposes and/or as may be required by Applicable Law and neither Party shall be required to return, delete or destroy Confidential Information or any electronic files or any information prepared by such Party that have been backed-up or archived in the ordinary course of business consistent with past practice.

ARTICLE X
INDEMNIFICATION

Section 10.1Indemnification by the Company.  The Company agrees to indemnify and hold each of the Investors and their respective Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Investor Indemnified Party”) harmless from and against, and will pay to each Investor Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Investor Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or certificates given by the Company to the Investor Representative in writing pursuant to this Agreement or any other Transaction Document, (b) any breach of or default under any covenant or agreement by the Company to the Investor Representative pursuant to any Transaction Document, (c) any Excluded Liabilities and Obligations and (d) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Company to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Investor Indemnified Party (i) that results from the bad faith or willful misconduct of such Investor Indemnified Party, (ii) to the extent resulting from acts or omissions of the Company based upon the written instructions from any Investor Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Company Indemnified Party would be entitled to indemnification under Section 10.2.

Section 10.2Indemnification by the Investors.  The Investors jointly and severally agree to indemnify and hold each of the Company, its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Company Indemnified Party”) harmless from and against, and will pay to each Company Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Company Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Investors in any of the Transaction Documents or certificates given by the Investors in writing pursuant hereto or thereto, (b) any breach of or default under any covenant or agreement by the Investors pursuant to any Transaction Document and (c) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Investors to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Investor Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Company Indemnified Party (i) that results from the bad faith or willful misconduct of such Company Indemnified Party, (ii) to the extent resulting from acts or omissions of the Investors based upon the written instructions from any Company Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Investor Indemnified Party would be entitled to indemnification under Section 10.1.

Section 10.3Procedures.  If any Third Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 10.1 or Section 10.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 10.1 or Section 10.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission.  In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 10.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein.  In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party.  It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or would have been a party and indemnity would have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on such indemnified party.

Section 10.4Other Claims.  A claim by an indemnified party under this ARTICLE X for any matter not involving a Third Party Claim and in respect of which such indemnified party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered by the indemnified party (and the method of computation of such Losses), (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE X for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses.  For all purposes of this Section 10.4, the Company shall be entitled to deliver such notice of demand to the Investor Representative on behalf of the Company Indemnified Parties, and the Investor Representative shall be entitled to deliver such notice of demand to the Company on behalf of the Investor Indemnified Parties.  Within 30 days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the indemnified party that delivered the notice a written response in which the indemnifying party (a) agrees that the indemnified party is entitled to the full amount of the Losses claimed in the notice from the indemnified party; (b) agrees that the indemnified party is entitled to part, but not all, of the amount of the Losses claimed in the notice from the indemnified party; or (c) indicates that the indemnifying party disputes the entire amount of the Losses claimed in the notice from the indemnified party.  If the indemnified party does not receive such a response from the indemnifying party within such thirty (30)-day period, then the indemnifying party shall be conclusively deemed to have agreed that the indemnified party is entitled to the full amount.  If the indemnifying party and the indemnified party are unable to resolve any Dispute relating to any amount of the Losses claimed in the notice from the indemnified party within 30 days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such Dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.

Section 10.5Exclusive Remedies.  The indemnification afforded by this ARTICLE X shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by the Investor Indemnified Parties against the Company in connection with the Company Indemnification Obligations and the Company Indemnified Parties against the Investors in connection with the Investor Indemnification Obligations under Section 10.1 or Section 10.2, as applicable, in each case other than any Company Indemnification Obligations or Investor Indemnification Obligations, as applicable, resulting from (a) the gross negligence, the bad faith or willful misconduct of the other Party or (b)  acts or omissions based upon the written instructions from the other Party; provided that nothing in this Section 10.5 shall alter or affect the rights of the either Party to specific performance by the other Party under the Transaction Documents or the rights of the Investors to exercise remedies under the Transaction Documents after an Event of Default or other rights of creditors under the UCC or any other Applicable Law.

Section 10.6Certain Limitations.  The indemnification afforded by this ARTICLE X shall be subject to the following limitations:

(a)With respect to indemnification by the Company pursuant to Section 10.1(a), the Company’s maximum liability for any Loss suffered by an Investor Indemnified Party (other than any Loss resulting from a Third Party Claim) shall not exceed an amount (the “Company Indemnification Cap”) equal to (1) the Hard Cap and the amount of all of the other Obligations owed by the Company Parties to the Investors under this Agreement and the other Transaction Documents (other than the indemnification amounts payable under Section 10.1(a)) as of the date of determination, minus (2) the aggregate amount of all of the payments collected or received by the Investor Representative (and any direct or indirect transferee of the Investor

Representative to whom any interest in the Revenue Interests is transferred) hereunder as of such date of determination (other than (i) any payments collected or received as a reimbursement of expenses incurred by any Investor Indemnified Party (including attorney’s fees) and (ii) any indemnification payments collected or received pursuant to Section 10.1(a)), minus (3) the aggregate amount collected or received by the Investor Representative (and any direct or indirect transferee of the Investor Representative to whom any interest in the Revenue Interests is transferred) pursuant to the exercise of its rights under Section 10.1(a) (without duplication of any amounts collected or received pursuant to clause (2)) prior to such date of determination to the extent such amount was not collected or received in connection with a Third Party Claim.  Notwithstanding the foregoing, the Company Indemnification Cap shall not apply to any Loss suffered by any Investor Indemnified Party in connection with a Third Party Claim.

(b)With respect to indemnification by the Investors pursuant to Section 10.2, the Investor’s maximum liability shall not exceed an amount equal to the excess (if any) of (A) the aggregate amount of all of the payments collected or received by the Investors from the Company prior to the date of determination (excluding any amounts collected or received as a reimbursement of expenses incurred by the Investors or any indemnification amounts collected or received in connection with a Third Party Claim) over (B) the Investment Amount.

ARTICLE XI
EVENTS OF DEFAULT AND REMEDIES

Section 11.1Events of Default.  Any of the events set forth below shall constitute an Event of Default.

(a)Non-Payment.  The Company or any Guarantor (if any) fails to pay any amounts to the Investor Representative when and as required to be paid herein, including, without limitation, the Company’s failure to (i) pay the Revenue Interests on any Quarterly Payment Date and such failure continues for more than five Business Days (unless such failure was as a result of accounting errors made by the Company in good faith without gross negligence in calculating the Quarterly Net Revenues and the Included Product Payment Amount for such Quarterly Payment Date) or pay any late or unpaid Revenue Interests and any interest accrued thereto and reimburse the Investor Representative for audit expenses pursuant to Section 3.5(b), (ii) pay the Under Performance Payments pursuant to Section 3.1(b), (iii) pay the Change of Control Payment pursuant to Section 3.1(c); (iv) pay the Special Termination Amount pursuant to Section 3.1(d); or (v) pay any other amounts (not contested by the Company in good faith) within ten Business Days of the date upon which the Company is notified in writing by the Investor Representative that such amounts are due and payable hereunder; or

(b)Specific Covenants.  Any Company Party fails to perform or observe any term, covenant or agreement contained in Section 6.6 (Intellectual Property), Section 6.7 (Existence), Section 6.8(a) (Commercialization of Imcivree), Section 6.9(a) (Financial Statements), Section 6.19 (Anti-Corruption Laws; Anti-Terrorism Laws) and ARTICLE VII (Negative Covenants) provided that in the case of any such Default is susceptible to cure and can be cured within ten Business Days after the earlier of the date on which (i) a Responsible Officer of any Company Party has Knowledge of such failure or (ii) written notice thereof shall have been given to the Company by the Investor Representative, the Company shall have such ten Business Day period to cure such Default; or

(c)Other Defaults. Any Company Party fails to perform or observe any other covenant or agreement (not specified in Section 11.1(a) and Section 11.1(b)) and contained in any Transaction Document on its part to be performed or observed, and

(i)such failure continues for 30 days after the earlier of the date on which (A) a Responsible Officer of any Company Party has Knowledge of such Default or (B) written notice thereof shall have been given to the Company by the Investor Representative; and

(ii)such failure (without giving effect to any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) could reasonably be expected to have a Material Adverse Effect.

(d)Insolvency Proceedings, Etc.  The Company or any Company Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(e)Inability to Pay Debts; Attachment.  Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(f)Judgments.  There is entered against the Company or any Company Party one or more final judgments or orders for the payment of money in an aggregate amount exceeding $[***] (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that could reasonably be expected to result in a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of 90 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(g)Indebtedness.  Any Company Party (i) fails to pay when due beyond any grace period provided with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) in excess of $[***] (or its foreign currency equivalent) or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any Permitted Debt Facility Documents or any documents relating to Indebtedness or more and, as a result of such failure, any other party to that agreement or instrument has accelerated the maturity of any Indebtedness thereunder; or

(h)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Company Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $[***], or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that has resulted or would result in liability of any Company Party in an aggregate amount in excess of $[***] or

(i)Invalidity of Transaction Documents. Any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Company Party or any other Person contests in any manner the validity or enforceability of any Transaction Document; or any Company Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(j)Security Interest.  Any security interest purported to be created by the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on substantially all of the Collateral (except for Permitted Liens and as otherwise expressly provided herein and therein)) in favor of the Investors pursuant hereto or thereto (other than as a result of the failure by any Investor to take any action required to maintain the perfection of such security interests), or shall be asserted by the Company not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral.

Section 11.2Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Company shall promptly following written notice from the Investor Representative pay the Event of Default Payment to the Investor Representative.  In addition, the Investor Representative may exercise on behalf of itself and the Investors all rights and remedies available to it and the Investors under the Transaction Documents and Applicable Law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of each of the Investors to pay or advance any funds shall automatically terminate, and the Event of Default Payment shall automatically become due and payable, in each case without further act of the Investors.

ARTICLE XII
MISCELLANEOUS

Section 12.1Survival.  All representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.  The rights hereunder to indemnification and payment of Losses under ARTICLE X or to seek specific performance under Section 12.2 based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 12.2Specific Performance.  Each of the Parties hereto acknowledges that the other Party hereto may not have adequate remedy at law if the other Party fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Agreement without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to seek injunctive relief against any breach or threatened breach of the Transaction Documents.  The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason.

Section 12.3Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Company, to:

Rhythm Pharmaceuticals, Inc.
222 Berkeley St., 12th Floor
Boston, MA 02116
Attention: Jim Flaherty, Hunter C. Smith
Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
505 Montgomery Street
Suite 2000
San Francisco, CA 94111
Attention: Haim Zaltzman
Email: [***]

if to the Investors, to:

HealthCare Royalty Management, LLC
on behalf of each entity constituting the Investor
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Clarke B. Futch
Managing Partner
Email: [***]

with a copy (which shall not constitute notice) to:

HealthCare Royalty Management, LLC
on behalf of each entity constituting the Investor
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: John A. Urquhart
Email: [***]

with a copy (which shall not constitute notice) to:

HealthCare Royalty Management, LLC
on behalf of each entity constituting the Investor
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Tim Bryant, General Counsel
Email: [***]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103-2921

Attn: Andrew R. Mariniello and Conor Larkin

E-mail: [***]

Each Party hereto may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 12.4Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  The Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of the Investor Representative.  The Investors may assign any of their obligations (other than those arising under Section 3.1, unless the assignee is an Affiliate of the Investors and has provided the Company with the representations and warranties set forth in ARTICLE V) and rights hereunder to any other Person without the consent of the Company; provided that, if no Event of Default shall have occurred and be continuing, the Investors may not assign any of its rights and obligations hereunder to any other Person that is a direct competitor of Company or a vulture or distressed debt fund.  The Investor Representative shall give notice of any such assignment to the Company promptly after the occurrence thereof.  The Company shall maintain a “register” for the recordation of the names and addresses of, and the amounts owing to, each Investor from time to time.  Notwithstanding anything to the contrary contained in this Agreement, no assignment of any interest of any Investor shall be effective until such assignment is recorded in the register and, consistent with the foregoing, the Company shall treat any Investor recorded in the register as an Investor under this Agreement, notwithstanding notice to the contrary.  The Company shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents.  Any purported assignment of rights or obligations in violation of this Section 12.4 will be void.

Section 12.5Independent Nature of Relationship.  The relationship between the Company and the Investors is solely that of lender and borrower, and neither the Company nor any of the Investors has any fiduciary or other special relationship with the any of the Investors and their Affiliates on the one hand, or the Company and its Affiliates on the other hand.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and the Investors as a partnership, an association, a joint venture or any other kind of entity or legal form.  The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 12.6Entire Agreement.  This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties hereto with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.

Section 12.7Governing Law.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OR CHOICE OF FORUM OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 12.7(b).  Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 12.3.  Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law.  Each of the Parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York Law.

Section 12.8Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

Section 12.9Severability.  If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision.  Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 12.10Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.  Any counterpart may be executed by facsimile or electronic transmission, and such facsimile or electronic transmission shall be deemed an original.

Section 12.11Amendments; No Waivers.  Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Company and the Investor Representative.  No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.12No Third Party Rights.  Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement.  This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party.  The Company shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Company Indemnified Parties and the Investor Representative shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Investor Indemnified Parties.

Section 12.13Table of Contents and Headings.  The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

RHYTHM PHARMACEUTICALS, INC.

By: /s/ David Meeker
Name: David P. Meeker
Title: President and Chief Executive Officer

[Signature Page to Revenue Interest Financing Agreement]

HEALTHCARE ROYALTY PARTNERS IV, L.P.

By:	HealthCare Royalty GP IV, LLC, its general partner

By: /s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCRP OVERFLOW FUND, L.P.

By:	HCRP Overflow GP, LLC its general partner

By: /s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCR STAFFORD FUND, L.P.

By:	HCR Stafford Fund GP, LLC, its general partner

By:/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

[Signature Page to Revenue Interest Financing Agreement]

HCR CANARY FUND, L.P.

By:	HCR Canary Fund GP, LLC, its general partner

By:/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCR POTOMAC FUND, L.P.

By: HCR Potomac Fund GP, LLC,
 its general partner

By:/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

HCR MOLAG FUND, L.P.

By:	HCR Molag Fund GP, LLC, its general partner

By:/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

[Signature Page to Revenue Interest Financing Agreement]

INVESTOR REPRESENTATIVE:

HCR COLLATERAL MANAGEMENT, LLC

By:/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

[Signature Page to Revenue Interest Financing Agreement]

DISCLOSURE SCHEDULES

of

RHYTHM PHARMACEUTICALS, INC.

pursuant to that certain

REVENUE INTEREST FINANCING AGREEMENT

dated as of June 16, 2022

by and among

RHYTHM PHARMACEUTICALS, INC.,

ENTITIES MANAGED BY HEALTHCARE ROYALTY MANAGEMENT, LLC

and

HCR COLLATERAL MANAGEMENT, LLC

The following schedules are delivered pursuant to that certain Revenue Interest Financing Agreement (the “Agreement”), dated as of June 16, 2022, by and among RHYTHM PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), the entities managed by HEALTHCARE ROYALTY MANAGEMENT, LLC, as listed on the signature pages thereto (the “Investors”) and HCR COLLATERAL MANAGEMENT, LLC, a Delaware limited liability company (the “Investor Representative”), solely in its capacity as agent for, and representative of, the Investors.  Nothing contained in these schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly and explicitly specified in the contrary herein.

Notwithstanding any materiality qualifications in any representations or warranties in the Agreement, for administrative ease, certain items have been included herein which are not considered by the Company to be material to its business, assets (including intangible assets), financial condition, prospects or results of operations.  No reference to or disclosure of any item or other matter in these schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed herein.

The information set forth in these schedules is disclosed solely for the purposes of the Agreement, and nothing in these schedules constitute an admission by any party hereto of any liability or obligation of the Company to any Third Party of any matter whatsoever, or an admission against the Company interests.  The inclusion of any matters not required by the Agreement to be reflected in these schedule is set forth for informational purposes and does not necessarily include other matters of a similar informational nature.  In disclosing the information in these schedules, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

The information contained in these schedules is in all respects subject to ARTICLE IX of the Agreement.  These schedules and the information, descriptions and disclosures included herein are intended to qualify and limit the representations, warranties, and covenants of the Company contained in the Agreement.  The headings used in these schedules are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

SCHEDULE 1

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SCH 1

SCHEDULE 1.1-1

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SCH. 1.1-1

SCHEDULE 1.1-2

[***]

SCH. 1.1-2

SCHEDULE 1.1-3

[***]

SCH. 1.1-3

SCHEDULE 1.1-4

[***]

SCH. 1.1-4

SCHEDULE 3.2

[***]

SCH. 3.2

SCHEDULE 4.6

[***]

SCH. 4.6

SCHEDULE 4.8

[***]

SCH. 4.8

SCHEDULE 4.10

[***]

SCH. 4.10

SCHEDULE 4.12(a)

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SCH. 4.12(a)

SCHEDULE 4.14(c)

[***]

SCH. 4.14(c)

SCHEDULE 4.15

[***]

SCH. 4.15

SCHEDULE 4.20

[***]

SCH. 4.20

SCHEDULE 4.26(b)

[***]

SCH. 4.26(b)

SCHEDULE 6.2

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SCH. 6.2

SCHEDULE 8.3(a)(vi)

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SCH. 8.3(a)(vi)

EXHIBIT A

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EXH. A

EXHIBIT B

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EXH. B

EXHIBIT C

[***]

EXH. C

EXHIBIT D

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EXH. D